EXHIBIT 10.3

HARBOR GATEWAY BUSINESS CENTER
HI-TECH/RESEARCH AND DEVELOPMENT
BUILDING LEASE

          Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord the following described premises (the “Premises”) located in the following described building (the “Building”), upon the following terms and conditions. The following Basic Lease Provisions are an integral part of this Lease and each reference in this Lease to any Basic Lease Provision incorporates all of the terms provided under such Basic Lease Provision. In the event of any conflict between any Basic Lease Provision and the balance of this Lease, the latter shall control. References to specific Articles are for convenience only and designate some of the Articles where references to the particular Basic Lease Provisions appear.

BASIC LEASE PROVISIONS

Date of Lease: May 18, 2007

1.	Landlord: C.J. SEGERSTROM & SONS, a California general partnership

2.	Tenant: El Pollo Loco, Inc., a Delaware corporation

3.	Tenant’s Trade Name: El Pollo Loco

4.	Building Address:	3535 Harbor Boulevard, Suite #100 Costa Mesa, California 92626

5.	Target Commencement Date:	Initial Premises: October 1, 2007	(2.1)

Additional Premises: January 1, 2009

Expiration Date: Ten (10) years and six and one-half (6 ½) months after actual Commencement Date for the Initial Premises (estimated to be April 15, 2018).

6.	Basic Annual Rent (triple net):

	(a)	Initial Annual Rent: $13.44 per square foot of Rentable Area ($294,215.04); triple net	(3.1)

		Initial Monthly Rent: $1.12 per square foot of Rentable Area ($24,517.92); triple net

	(b)	The Basic Annual Rent shall be increased as set forth in Section 48.4.	(3.4)

7.	Operating Expenses:		(4)

	(a)	Tenant’s Proportionate Share of Total Operating Expenses: Initial Premises: 42.639% and Initial Premises together with the Additional Premises: 48.483% (Tenant’s Rentable Area/Building Rentable Area)

	(b)

Initial estimated Total Operating Expenses = $ 0.34 per square foot per month for the full lease year 2007. Actual Total Operating Expenses for 2007 shall be determined and used as the basis for adjustments for future years as described in Section 4 of Exhibit “B.”

8.	Rentable Area of Premises: The Rentable Area of the Initial premises is 21,891 square feet; the Rentable Area of the Additional Premises is 3,000 square feet; the Rentable Area of the Initial Premises together with the Additional Premises is 24,891 square feet.		(47.5)

9.	Tenant’s Allocated Parking Spaces: 125 spaces (Approximately five per 1,000 square feet based upon the entire Premises)		(44)

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10.	Deposits: Security: $44,845.29; 1st month’s rent: $31,960.86 (for a total of $76,806.15)	(3.1 & 5)

11.	Use of Premises: Subject to the limitations set forth in the balance of this Lease, solely for general office and corporate headquarters use compatible with a high quality business park, and for no other purposes without the prior written consent of Landlord.	(10)

12.	Alterations: Tenant shall not make any alterations of or to the Premises without the prior written consent of Landlord except as set forth in Section 9.1.	(9)

13.	Brokers: Cushman & Wakefield for the Tenant only.	(38)

14.	Addresses for payments and notices:	(3.5 & 35)

Notices to Landlord:	To Tenant

C.J. Segerstrom & Sons	El Pollo Loco, Inc.
3315 Fairview Road	3535 Harbor Boulevard, Suite 100
Costa Mesa, California 92626	Costa Mesa, CA. 92626
Attn: Controller	Attn: CFO and Legal Dept.

Payments to Landlord:

C.J. Segerstrom & Sons
File Number 54859
Los Angeles, California 90074-4859

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, consisting of the foregoing provisions and Articles 1 through 48 which follow, together with Exhibits “A” through “I” incorporated herein by this reference, as of the date first above written.

C.J. SEGERSTROM & SONS,		EL Pollo Loco, Inc.,
a California general partnership		a Delaware corporation

By	Henry T. Segerstrom Management LLC, a California limited liability company,	By
Manager

	By	Title:	SR. VICE PRESIDENT
By

Manager

By	HTS Management Co., Inc.,	Title:	Senior Vice President, General Counsel
	a California corporation, Manager		and Secretary

	By		“Tenant”

Title: Senior Vice President

“Landlord”

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TABLE OF EXHIBITS

EXHIBIT “A”	DEPICTION OF PREMISES AND BUILDING
EXHIBIT “B”	PAYMENT AND ADJUSTMENT OF OPERATING EXPENSES
EXHIBIT “C”	RULES AND REGULATIONS
EXHIBIT “D”	WORK LETTER
EXHIBIT “E”	TENANT SIGN PROGRAM — CRITERIA RESEARCH AND DEVELOPMENT BUILDINGS
EXHIBIT “F”	FORM OF LENDER’S ESTOPPEL CERTIFICATE
EXHIBIT “G”	FORM OF LENDER’S SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT “H”	PARKING PLAN
EXHIBIT “I”	SPACE PLAN

HARBOR GATEWAY BUSINESS CENTER

HI-TECH/RESEARCH AND DEVELOPMENT LEASE

Tenant:	EL Pollo Loco, Inc.

Premises:	3535 Harbor Boulevard, Suite 100 Costa Mesa, California 92626

HARBOR GATEWAY BUSINESS CENTER
HI-TECH BUILDING LEASE

Article 1.	PREMISES

          1.1. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the portion of that certain building (the “Building”) identified in the applicable Basic Lease Provision and depicted on the plan attached hereto as Exhibit “A.” The Initial Premises consists of approximately 21,891 square feet of Rentable Area and is located as depicted on Exhibit “A” attached hereto. The Additional Premises consists of approximately 3,000 square feet of Rentable Area and is located as depicted on Exhibit “A”. The Initial Premises and the Additional Premises are collectively referred to as the “Premises”. The Premises are located in the Harbor Gateway Business Center depicted on Exhibit “A” (the “Center”). Subject to Article 9, Tenant has the right to design and build a patio/seating area substantially as depicted on Exhibit “I” at the southwest corner of the Premises, which area shall be maintained by Landlord as part of Common Facilities so long as the area remains a non-exclusive use area as set forth in section 1.2 below. Tenant may, at its option, request the patio/seating area to become an exclusive use area and Landlord and Tenant will negotiate in good faith to attempt to reach mutually agreeable terms regarding such exclusive use.

          1.2. Tenant is obtaining a right of exclusive use only of the Premises. Landlord reserves to itself, its successors and assigns, together with the right to grant and transfer all or a portion of the same, the non-exclusive right of use of all portions of the Center other than that occupied by the Premises for all purposes not inconsistent with Tenant’s use of the Premises.

Article 2.	TERM (See Sections 48.1 and 48.2)

          2.1. The term for the Initial Premises shall commence on the Target Commencement Date specified in the applicable Basic Lease Provision or on such earlier or later date as possession of the Initial Premises is delivered to Tenant by Landlord (the “Commencement Date”), and shall end on the Expiration Date specified in the applicable Basic Lease Provision. Possession of the Initial Premises shall be deemed delivered to Tenant for the purposes of this Article 2 immediately upon notice to Tenant from Landlord that the improvements required to be installed or constructed by Landlord in the Initial Premises pursuant to Exhibit “D” hereto, if any, are substantially completed and that a certificate of occupancy or a temporary certificate of occupancy has been issued. The determination of Landlord’s engineer or architect that such improvements are substantially complete shall be conclusive for purposes of establishing the Commencement Date. If Tenant shall occupy the Initial Premises prior to the Commencement Date, such occupancy shall be subject to all of the provisions of this Lease, excluding the provisions relating to rent and other sums payable hereunder. Such early possession shall not, however, affect the Expiration Date. Provided that Tenant and its agents do not interfere with the completion of Landlord’s Work Landlord shall allow Tenant access to the Initial Premises and the Additional Premises prior to the Substantial Completion of the Initial Premises (i) four (4) weeks prior to Substantial Completion for Tenant’s vendors to install telephone wiring, security systems, computer/data cabling and other equipment wiring, and as to the Initial Premises, (ii) two (2) weeks prior to Substantial Completion for the purpose of installing furniture systems, fixtures and equipment (but if in any case such access is to be prior to the issuance of a certificate of occupancy of the Building by the City of Costa Mesa, then such access shall be only as allowed by the City of Costa Mesa). Prior to Tenant’s entry into the Initial Premises or the Additional Premises as permitted by the terms of this Section 2.1, Tenant shall submit a schedule to Landlord, for Landlord’s approval (which shall not be delayed or unreasonably withheld), which schedule shall detail the timing and purpose of Tenant’s entry. In connection with the foregoing, it is understood and agreed that Tenant will be separately contracting for the installation of its telecommunications and data network including, without limitation, all cabling and related connection points throughout the Initial Premises and the Additional Premises. Tenant’s contractor shall coordinate all such activities with Landlord’s contractor. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 2.1.

          2.2. Except as set forth in section 48.8, if Landlord does not deliver possession of the Initial Premises to Tenant on the Target Commencement Date, Landlord shall not be subject to any liability for such failure, but the Commencement Date shall be extended until actual delivery to Tenant, and the Expiration Date shall be extended by a number of days equal to the number of days between the Target Commencement Date and the actual Commencement Date. However, if Landlord’s failure to deliver possession on the Target Commencement Date is attributable, in whole or in part, to any action or inaction by Tenant, the Commencement Date shall not be advanced based upon such late delivery and Landlord shall be entitled to full performance by Tenant (including the payment of rent) from the Commencement Date as determined pursuant to Exhibit “D.” In such event, the Expiration Date shall not be affected.

          2.3. Within fifteen (15) days following the Commencement Date, Landlord and Tenant shall execute a letter agreement memorializing the Commencement Date and the Expiration Date of the term. Failure of Tenant to execute such letter agreement shall not affect the occurrence of the Commencement Date and Expiration Date in accordance with Article 2 of this Lease.

          2.4 Tenant agrees to lease the Additional Premises from Landlord. The Additional Premises consist of 3,000 square feet of Rentable Area as identified in Exhibit “I”. Landlord shall deliver possession of the Additional Premises to Tenant on January 1, 2009, with all improvements required to be installed or constructed by Landlord pursuant to Exhibit “D” completed. Landlord agrees to build and maintain a demising wall between the Initial Premises and the Additional Premises until Landlord delivers possession of the Additional Premises on January 1, 2009. Such demising wall shall be a part of the original improvements installed by Landlord as Landlord’s Work pursuant to Section 48.7 hereof. Beginning on January 1, 2009 and continuing for the remainder of the term of the Lease, and any options, the Additional Premises shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to both the Initial Premises and the Additional Premises). Tenant’s lease of the Additional Premises shall be on the same terms and conditions as the Initial Premises, including: (a) the same tenant improvement allowance per square foot of Rentable Area as the Initial Premises; (b) the same Basic Annual Rent per square foot of Rentable Area as in effect from time to time as applicable to the Initial Premises; (c) the same formula for determining Tenant’s Proportionate Share of Operating Expenses based Rentable Area; and (d) the same Expiration Date. Within fifteen (15) days following the delivery of the Additional Premises on January 1, 2009, Landlord and Tenant shall execute an amended letter agreement memorializing the inclusion of the Additional Premises in the Lease.

Article 3.	RENT (See Sections 48.3 and 48.4)

          3.1. Tenant shall pay, for each lease year, a basic annual rent in the amount shown in the applicable Basic Lease Provision and in Section 48.4, in equal monthly installments payable, without prior notice or demand, on the first day of each month in advance. If the Commencement Date for the Initial Premises occurs on other than the first day of a month, the basic rent for the fraction of the month starting with the Commencement Date shall be prorated and paid on said Commencement Date. If the term hereof ends on a day other than the last day of a month, the basic rent for the month during which said expiration occurs shall be prorated on the basis of the actual number of days in said month. Tenant has deposited with Landlord the sum set forth in the applicable Basic Lease Provision as the first month’s basic rent due hereunder, which sum shall be applied by Landlord, without interest, to the first installment(s) of basic rent due hereunder until applied in full.

          3.2. As used herein, a “lease year” is a period of twelve (12) consecutive full calendar months commencing on January 1 and ending on December 31, except that if the Commencement Date occurs on a date other than January 1 there shall be a partial lease year for the period from the Commencement Date to the next following December 31, both dates inclusive, and the last lease year, if this Lease expires or is terminated on a date other than December 31, shall be a partial lease year for the period beginning on January 1 following the last preceding lease year and ending on the expiration or termination date.

          3.3. In addition to the basic rent, Tenant agrees to pay Tenant’s Proportionate Share of Total Operating Expenses as and when provided in Article 4. Basic rent and such expenses are hereinafter sometimes referred to collectively as the “rent.”

          3.4. The basic annual rent to be paid shall be adjusted upward at the times and to the amounts set forth in Section 48.4.

          3.5. All rent and other amounts payable to Landlord pursuant to this Lease shall be paid to Landlord at the second address set forth in the applicable Basic Lease Provision. Landlord reserves the right, at any time, to change its address for payments by written notice to Tenant given in the manner provided in Article 35.

Article 4.	COMMON FACILITIES EXPENSES

          With respect to each full or partial lease year, commencing with the lease year in which the Commencement Date occurs, Tenant shall pay an amount equal to Tenant’s Proportionate Share of Landlord’s estimate of Total Operating Expenses for such lease year. At the end of each lease year, an adjustment shall be made by Landlord, and Tenant shall pay such amount or receive a credit of such amount as is necessary to adjust Tenant’s payments to the actual Proportionate Share of Total Operating Expenses for such lease year. Such payments and adjustments will be made as provided in Exhibit “B.” “Total Operating Expenses” and “Tenant’s Proportionate Share” are each defined in Exhibit “B.”

Article 5.	SECURITY DEPOSIT

          Tenant has deposited with Landlord the sum set forth in the applicable Basic Lease Provision as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, Landlord may, but shall not be required to, use, apply or retain all or any part of this security deposit for the payment of any rent or other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default, including but not limited to costs and attorneys’ fees incurred to recover possession of the Premises upon a default by Tenant. If any portion of said deposit is so used or applied, Tenant shall within five (5) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. Tenant acknowledges that Landlord may invest and reinvest such security deposit for Landlord’s own account. No notice to Tenant shall be required to enable Landlord to draw upon such security deposit. Such security deposit may also be assigned as security in connection with any mortgage of the Center. No application of Tenant’s security deposit shall (i) cure or constitute a waiver of a default by Tenant, (ii) fix or determine the amounts which Landlord is entitled to recover under this Lease or otherwise or (iii) limit or waive Landlord’s right to pursue any remedies provided for in this Lease. If Tenant shall faithfully perform every provision of this Lease, the security deposit shall be applied against any amounts owed by Tenant to Landlord at the expiration or termination of this Lease and any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within sixty (60) days after Tenant delivers possession of the Premises to Landlord.

Article 6.	UTILITIES

          6.1. Tenant shall pay all charges for utility services furnished to the Premises during the term, together with all taxes thereon as set forth on the purveyors’ bills and shall indemnify Landlord and the Center from and against any such charges or liens arising therefrom. Landlord contemplates that all such services shall be separately metered to Tenant; if any such services are not separately metered, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with other Premises.

          6.2. Tenant shall comply with all rules and regulations which Landlord may reasonably establish and which do not unreasonably interfere with Tenant’s business operations, for the proper functioning and protection of the air conditioning, electrical, heating and plumbing systems. Tenant shall not overload any of the mechanical, electrical, plumbing, sewer or other utility equipment. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished to the Premises. However, if (a) one or more of the utility services to the Building are unavailable for a period of forty-eight (48) hours or more, (b) such unavailability is the result of the gross negligence or willful misconduct of Landlord, its employees or agents and (c) as a result of such unavailability the Premises are rendered untenantable, Basic Rent payable hereunder shall be abated from and after such forty-eight (48) hour period to and until such service is again available. Any abatement pursuant to this Section shall be in proportion to the portion of the Premises which is rendered untenantable, including totally, if applicable. No abatement pursuant to this Section shall defeat or diminish any rights of Landlord to make a claim against any rental interruption insurance maintained by Landlord.

Article 7.	PAYMENT OF TAXES

          7.1. Tenant shall pay, not later than ten (10) days prior to delinquency, all real property taxes levied or assessed by any taxing or assessing authority upon, against or with respect to the Premises. The term “real property taxes” shall include (i) all taxes, assessments and governmental charges and surcharges (including, without limitation, assessments for public improvements or benefits whether or not commenced or completed during the term of this Lease, or for water, sewer, or storm drains, and other rents, rates, charges, excises, levies, license fees, service fees, use fees, permit fees and other authorization fees) and all other charges (in each case, whether general or special, ordinary or extraordinary, foreseen or unforeseen) of every kind and character (including all penalties and interest thereon), levied upon or with respect to the Premises, (ii) any tax or excise on or measured by rents, and (iii) any other tax, however described, levied against Landlord or Tenant on account of the rent reserved hereunder or on the business of renting the Premises. Without limiting the generality of the foregoing, real property taxes shall include any assessment by any governmental authority pursuant to any enabling statute (such as, for example an “SB 55 Assessment”) or payment to retire bonds or other indebtedness created by a special assessment district, an improvement district or other governmental authority (such as, for example, 1911 Act and 1915 Act Bonds). Notwithstanding anything to the contrary in the foregoing, “real property taxes” shall not include franchise, estate, inheritance, succession, capital levy, net income or excise profits taxes imposed upon Landlord, except that if real property taxes are withdrawn in whole or in part and any substitute tax is made therefor, such tax shall for the purpose of this Lease be considered a real property tax, regardless of how denominated or the source from which collected. Tenant shall, not later than the delinquency date for any real property tax, furnish to Landlord a copy of the receipted tax bill or other documentary proof of said payment. Tenant appoints Landlord as its attorney-in-fact for the purpose of performing, at Tenant’s sole cost, all acts necessary to cause the Premises to be separately assessed, and Tenant agrees to pay to Landlord, within ten (10) days after the date of billing, all costs reasonably incurred by Landlord in performing such acts.

          7.2. Tenant shall be responsible for and shall pay not later than ten (10) days prior to delinquency all municipal, county and state taxes, levies and fees of every kind and nature, including but not limited to, general or special assessments, assessed during the term of this Lease against any leasehold interest, leasehold improvement and all furniture, fixtures, equipment and other personal property of any kind placed, installed or located within, upon or about the Premises. Tenant shall cause all taxes imposed upon any personal property situated in the Premises to be levied or assessed separately from the Premises and not as a lien thereon. Upon request of Landlord, Tenant shall, not later than the delinquency date for any such tax, furnish to Landlord documentary proof of payment of said tax.

          7.3. If at any time during the term any of the above-described taxes are not levied and assessed separately to Tenant, Tenant shall pay to Landlord (a) that portion of such taxes assessed against the land underlying the tax parcel which the gross area of the land underlying the Premises bears to the gross area of the entire tax parcel; plus (b) that portion of such taxes assessed against the improvements included within the tax parcel which the valuation assigned by the taxing authorities to the Premises bears to the valuation so assigned to all improvements included within such tax parcel; plus (c) with respect to the other types of taxes, a reasonable proportion thereof as determined by Landlord. If separate valuations as to the Premises, the improvements thereto and Tenant’s personal property in the Premises are not reasonably available to Landlord, then the reasonable determination by Landlord in good faith, from the best information reasonably available to it, of the portion of such taxes assessed against the Premises, the improvements thereto and Tenant’s personal property in the Premises shall be conclusive. If the Premises, the improvements thereto and Tenant’s personal property in the Premises are not separately assessed and taxed, then such taxes shall be paid to Landlord within ten (10) days after Tenant’s receipt of Landlord’s invoice therefor.

          7.4. Provided that the Premises are separately assessed and taxed, Tenant may, at Tenant’s sole risk and cost, contest the amount and/or validity of applicable taxes by appropriate legal proceedings; provided, however, that said right shall be availed of only upon condition that Tenant shall indemnify and hold Landlord and the Center harmless from all losses, costs and expenses, including but not limited to, Landlord’s reasonable attorneys’ fees and court costs, which in any manner arise from or with respect to such contest and upon further condition that Tenant shall take all actions required to prevent the loss or forfeiture of the Center or any part thereof. The foregoing shall not, however, relieve, modify, or extend Tenant’s covenant to pay any such taxes at the time and in the manner provided in this Article unless such proceedings operate to prevent the sale of the Center or any part thereof or the placing of any lien thereon to satisfy such taxes prior to the final determination of such proceedings. Upon termination of such proceedings, Tenant shall promptly pay all taxes then payable and the interest and penalties in connection therewith, and the charges accruing in such proceedings.

          7.5. All taxes for the first and last lease year of this Lease shall be prorated between Landlord and Tenant on the basis of the fiscal year of the appropriate governmental authority. Taxes which are levied on a fiscal year basis shall be deemed to apply one-twelfth (1/12) to each calendar month in such fiscal year.

Article 8.	MAINTENANCE AND REPAIR

          8.1. Except as provided in Sections 8.2 and 8.3 and Articles 17 and 18, Tenant at its expense shall keep in first-class order, condition, and repair (including replacement of parts and equipment, if necessary) the Premises and every part thereof and all equipment, (excluding all heating, ventilating and air conditioning equipment) trade fixtures, furnishings and other personal property in the Premises or serving the Premises, and shall furnish and repair all expendables (soap, towels, etc.). Tenant shall promptly at Tenant’s cost make all repairs necessary to maintain the Premises in first-class condition. Tenant shall provide whatever treatment may be necessary, as often as may be required, to keep the Premises neat and attractive.

          On the last day of the term hereof, or on any sooner termination of this Lease, Tenant shall, subject to the provisions of Articles 17 and 18, surrender the Premises to Landlord in first-class condition, ordinary wear and tear to the Premises excepted.

          8.2. Landlord shall repair and maintain the exterior walls of the Building and the roof and foundations of the Building. Landlord shall also maintain and repair all equipment installed by Landlord on the exterior of the Building. Landlord shall not be liable for failure to make any repairs or maintenance unless such failure persists for an unreasonable time after written notice of the need therefor is given to Landlord by Tenant. However, if (a) one or more of the services to the Building (such as HVAC or lighting) are unavailable for a period of forty-eight (48) hours or more, (b) such unavailability is the result of the gross negligence or willful misconduct of Landlord, its employees or agents and (c) as a result of such unavailability the Premises are rendered untenantable, Basic Rent payable hereunder shall be abated from and after such forty-eight (48) hour period to and until such service is again available. Any abatement pursuant to this Section shall be in proportion to the portion of the Premises which is rendered untenantable, including totally, if applicable. No abatement pursuant to this Section shall defeat or diminish any rights of Landlord to make a claim against any rental interruption insurance maintained by Landlord. Except as provided herein and in Section 6.2 and in Articles 17 and 18, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, or improvements in or to any portion of the Premises, or in or to the fixtures, appurtenances and equipment therein or to the Common Facilities or the improvements thereon. Landlord’s costs incurred in repair and maintenance of the Building and the equipment described in this Section shall be included in Total Operating Costs as defined in Exhibit “B.” Except as provided in this Article and Articles 17 and 18, Landlord shall not be obligated to repair or maintain the Premises or to bear any part of the expense of the Premises.

          Tenant expressly waives and releases its right to make repairs at Landlord’s expense under Sections 1932(1) and 1942 of the California Civil Code or any other statute or rule of law now or hereafter in effect.

          8.3. Landlord shall maintain, repair and replace the heating, ventilating and air conditioning system in or serving the Premises. Tenant shall reimburse Landlord for Landlord’s costs so incurred, together with an amount equal to fifteen percent (15%) of such costs to cover Landlord’s administrative and overhead expenses. Such reimbursement may be, at Landlord’s election, retrospective or in advance based upon Landlord’s estimate of the costs to be incurred and may be in periodic installments not more frequent than monthly. If Landlord elects to collect such reimbursement in advance based upon an estimate of costs, at the end of each lease year Landlord shall adjust as necessary the estimated amounts paid by Tenant to actual costs with a billing to Tenant for any additional amount due or a credit to Tenant against the next amounts due equal to any amount paid by Tenant in excess of the actual costs of Landlord hereunder. Landlord may cause the maintenance services hereunder to be performed by a service which maintains the system in the Premises and systems located in other tenant premises in the Center. Unless the provider of such services allocates its charges among individual tenant premises, Tenant’s obligation hereunder shall be to reimburse Landlord for a portion of the total cost charged as determined by Landlord. The amounts to be reimbursed by Tenant pursuant to this Section shall be additional rent.

          8.4. Tenant shall also be responsible to insure that all truck loading areas and loading doors which constitute a part of the Premises, if any, are not unreasonably damaged and do not accumulate litter or debris as a result of deliveries to and pickups from Tenant. Any unreasonable costs borne by Landlord (i.e., any costs of work performed by Landlord over and above Landlord’s standard work with respect to the Common Facilities) to keep such areas clean and in working order shall be billed by Landlord to Tenant and Tenant shall pay the same within ten (10) days after receipt of an invoice from Landlord.

          8.5 Landlord shall secure the MPOE cabinet housing Tenant’s telephone and cable wiring and related equipment (which cabinet is located in the adjacent tenant’s premises) with a lock mechanism and Landlord’s on-site property manager shall maintain keys for access to the cabinet. In the event of an emergency, Landlord will provide immediate access to the MPOE cabinet to Tenant to enable Tenant to repair any emergency condition. Tenant shall work diligently to complete all repairs and take reasonable steps to minimize any possible disruption caused by such repairs to the adjacent tenant. In the event Tenant requires non-emergency access to the MPOE cabinet, Tenant shall provide at least twenty-four (24) hours advance notice to Landlord and Landlord shall provide access to Tenant at mutually agreeable times.

Article 9.	ALTERATIONS AND FIXTURES

          9.1. Tenant shall not make any alterations, additions or improvements (including replacements and repairs) (“alterations”) of or to the Premises without the prior written consent of Landlord which consent will not be unreasonably withheld, conditioned or delayed unless the making or installation of the alteration (i) affects the Building structural components, (ii) affects the Building mechanical, electrical, HVAC or plumbing systems, (iii) affects the exterior appearance of the Building, (iv) does not comply with applicable laws or regulations, or (v) unreasonably interferes with the normal and customary business operations of the other tenants in the Building. If any of clauses (i) to (v) above is applicable to any proposed alteration, Landlord may give, condition or withhold its consent at its sole and absolute discretion as to any of the Building’s primary operating systems, but consent will not be unreasonably withheld, conditioned or delayed in connection with alterations to the distribution portions of those systems. The foregoing notwithstanding, in the event that the alteration or improvement project has a value of less than $50,000.000, does not require a building permit and does not involve any of the matters covered in clauses (i) though (v), then Landlord’s prior consent shall not be require provided that Landlord receives not less than ten (10) business days prior written notice of Tenant’s intent to alter or install (including a complete description of the work) and such addition or alteration is in the nature of usual and customary office improvements. All alterations to the roof top elements of the Premises must comply with Landlord’s standard plans and specifications for such elements on the Building, which plans are available from Landlord upon request. Tenant expressly agrees that Landlord may disapprove any alterations of roof top elements that do not comply with Landlord’s standard plans. Landlord may impose such additional conditions to its consent to any alteration as Landlord deems reasonable, including, but not limited to, a requirement that all work be covered by a lien and completion bond in an amount equal to one and one-half times the estimated cost of the work. Any request for consent shall be in writing and shall contain architectural plans describing such work in reasonable detail. Failure of Landlord to respond to such request within sixty (60) days after receipt of a complete set of architectural plans shall be deemed approval of such request. Tenant, at Tenant’s cost, shall prepare or cause to be prepared and shall deliver to Landlord within thirty (30) days after completion of any work requiring Landlord’s consent, a detailed set of “as-built” plans and specifications reflecting the alterations to the Premises constructed by Tenant.

          All alterations of or to the Premises shall be scheduled through the office of the Center and shall otherwise be completed in accordance with the applicable provisions of Exhibit “D” attached hereto. All alterations of or to the Premises shall become the property of Landlord and shall be surrendered with the Premises at the end of the term, unless at the time of approval Landlord expressly requires Tenant to remove all or a designated portion of such alterations installed or constructed by Tenant and to repair any damage to the Premises resulting from such removal.

          All alterations to the Premises shall be at least equal to the original work in quality. The adequacy of such work shall be determined by Landlord as measured by the same standards used for original construction. Tenant shall be responsible for determining that the Premises comply with the provisions of this Lease, all matters of record affecting the Premises, all applicable governmental requirements, and all exterior architectural design, location and color criteria as approved by Landlord. All work shall be performed only by a licensed, bonded contractor approved in advance by Landlord, and shall be made only at such time or times as shall be approved by Landlord. Tenant shall indemnify and save harmless Landlord against all actions, claims, and damages by reason of Tenant’s failure to comply with any of the foregoing provisions.

          The approval by Landlord of any specifications, working drawings or other plans for alterations to be made by Tenant of or to the Premises, whether upon commencement of possession by Tenant of the Premises or at any other time during the term of this Lease, shall not be deemed to be a representation or warranty by Landlord as to the adequacy or sufficiency of such specifications, working drawings or other plans or of the improvements or construction contemplated thereby for any use or purpose. By its approval thereof, Landlord assumes no liability or responsibility therefor, or for any defect in any improvements or construction made pursuant thereto.

          Before commencement of any work of improvement in the Premises, Tenant shall give Landlord thirty (30) days written notice thereof, specifying precisely the expected date of commencement. Landlord may maintain in the Premises such notices of non-responsibility or other notices as may be necessary to protect Landlord against liability for liens and claims.

          9.2. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions installed by Tenant at its expense shall be the property of Tenant and may be removed by Tenant at any time during the last thirty (30) days of the term if Tenant is not in default hereunder, provided that Tenant repairs any damage to the Premises caused by such removal. On the expiration of the term, or on any earlier termination of this Lease, Tenant shall remove all such personal property, etc., in accordance with the provisions of Article 22.

Article 10.	USE OF PREMISES; HAZARDOUS MATERIALS

          10.1. Tenant shall use the Premises only for the purpose specified in the applicable Basic Lease Provision and for no other purpose without the prior written consent of Landlord. Tenant shall not use the Premises in violation of any applicable law, ordinance or governmental regulation or of the certificate of occupancy issued for the Premises, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of any applicable law, ordinance or governmental regulation or of said certificate of occupancy. Tenant shall promptly comply with all protective covenants and architectural standards applicable to the Premises and all present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction over the Premises, or any applicable insurance underwriters.

          Tenant shall not do or permit anything to be done in or about the Premises which will interfere with the rights of other occupants of the Center, or injure or annoy them, or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance or commit any waste in, on or about the Premises. Tenant shall not (a) place a load upon any floor of the Premises which exceeds the floor load per square foot which such floor was designed to carry, (b) attach or hang any object or item from the ceiling or roof of the Premises or any structural component of the Premises without Landlord’s prior written consent thereto, (c) use an electric cart or any other vehicle, excluding automobiles, in the Center except as previously approved by Landlord in writing, or (d) violate any mandatory restrictions imposed by any governmental authority with respect to conservation of energy, water, gas or electricity or reduction of automobile or other emissions or any rules of Landlord adopted in compliance therewith. Tenant shall not do or permit to be done anything which will injure the Premises or invalidate or increase the cost of any insurance policy(ies) covering the Premises, the Center and/or property located therein. Tenant shall maintain no outside storage. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for any such policy maintained by Landlord by reason of Tenant’s failure to comply with the provisions of this Article.

          10.2. Notwithstanding the foregoing, Tenant may contest any governmental requirement or alleged violation thereof, so long as Landlord’s interest in the Premises and the Center are not thereby adversely affected, and Landlord shall, at Tenant’s request, join in such contest if its participation is necessary, but at no expense to Landlord. If any security must be posted, or any order must be obtained to forestall compliance with such requirement pending the determination of such contest, Tenant shall post such security or shall obtain such order prior to commencing such contest and such action shall be a condition to Tenant’s right to contest. If such contest is finally determined adversely to Tenant, Tenant shall promptly comply with the requirement(s) determined to be applicable to the Premises and shall indemnify and hold Landlord harmless from all liabilities, damages, costs (including costs and attorneys’ fees incurred or awarded in such contest) and expenses occasioned by any non-compliance by Tenant and any delay in effecting compliance, including any delay occasioned by a contest determined adversely to Tenant.

          10.3. Without limiting the generality of Section 10.01, Tenant covenants and agrees that Tenant, its employees, agents and other third parties entering upon the Center at the request or invitation of Tenant shall not bring into, maintain upon or release or discharge in or about the Center any hazardous or toxic substances or hazardous waste (collectively, “hazardous materials”). The foregoing covenant shall not extend to substances typically found or used in general office and administrative environments so long as (a) such substances are maintained only in such quantities as are reasonably necessary for Tenant’s operations in the Premises, (b) such substances and any equipment which generates such substances are used and stored strictly in accordance with all applicable laws and regulations, the highest standards prevailing in the industry for such substances and the manufacturers’ instructions therefor, (c) such substances are not disposed of in or about the Center in a manner which would constitute a release or discharge thereof and (d) all such substances and any equipment which generates such substances are removed from the Center by Tenant upon the expiration or earlier termination of this Lease. Tenant shall, within thirty (30) days after the Commencement Date, and shall thereafter within thirty (30) days after any material change and after any specific request therefor by Landlord, provide to Landlord a written list identifying any hazardous materials then maintained by Tenant in the Premises which such materials are not typically found and/or used in an office environment, the use of each such hazardous material and the approximate quantity of each such hazardous material so maintained by Tenant, together with written certification by Tenant stating, in substance, that neither Tenant nor any person for whom Tenant is responsible has released or discharged any hazardous materials in or about the Center.

          In the event that Tenant proposes to conduct any use or to operate any equipment which will or may utilize or generate a hazardous material other than as specified in the first paragraph of this Section, Tenant shall first in writing submit such use or equipment to Landlord for approval. No approval by Landlord shall relieve Tenant of any obligation of Tenant pursuant to this Section, including the removal, clean-up and indemnification obligations imposed upon Tenant by this Section. Tenant shall, within five (5) days after receipt thereof, furnish to Landlord copies of all notices and other communications received by Tenant with respect to any actual or alleged release or discharge of any hazardous material in or about the Premises or the Center and shall, whether or not Tenant receives any such notice or communication, notify Landlord in writing of any discharge or release of hazardous material by Tenant or anyone for whom Tenant is responsible in or about the Premises or the Center.

          In the event that Tenant is required to maintain any hazardous materials license or permit in connection with any use conducted by Tenant or any equipment operated by Tenant in the Premises, copies of each such license or permit, each renewal thereof and any communication relating to suspension, renewal or revocation thereof shall be furnished to Landlord within five (5) days after receipt thereof by Tenant. Compliance by Tenant with the two immediately preceding sentences shall not relieve Tenant of any obligation of Tenant pursuant to this Section.

          Upon any violation of the foregoing covenants, Tenant shall be obligated, at Tenant’s sole cost, to clean-up and remove from the Center all hazardous materials introduced into the Center by Tenant or any third party for whom Tenant is responsible. Such clean-up and removal shall include all testing and investigation required by any lender, owner or governmental authorities having jurisdiction, and preparation and implementation of any remedial action plan required by any governmental authorities having jurisdiction. All such clean-up and removal activities of Tenant shall, in each instance, be conducted to the satisfaction of Landlord and all governmental authorities having jurisdiction. Landlord’s right of entry pursuant to Article 13 shall include the right to enter, inspect and test the Premises for violations of Tenant’s covenants herein. If any governmental authority or lender shall require testing for hazardous materials in the Premises, then Tenant shall reimburse Landlord for all costs of such testing upon demand as additional rent due hereunder.

          Tenant shall indemnify, defend and hold harmless Landlord, its partners, and its and their successors, assigns, partners, directors, officers, trustees, beneficiaries, members, managers, employees, agents, lenders, attorneys and affiliates and any parties providing contract management or security services at the Center (collectively, the “Indemnified Parties”) from and against any and all claims, liabilities, losses, actions, costs and expenses (including attorneys’ fees and costs of defense) incurred by such Indemnified Parties, or any of them, as the result of (i) the introduction into or about the Center by Tenant or anyone for whom Tenant is responsible of any hazardous materials, (ii) the usage, storage, maintenance, generation, production, disposal, release or discharge by Tenant or anyone for whom Tenant is responsible of hazardous materials in or about the Center, (iii) the discharge or release in or about the Center by Tenant or anyone for whom Tenant is responsible of any hazardous materials, (iv) any injury to or death of persons or damage to or destruction of property resulting from the use, introduction, production, storage, generation, disposal, disposition, release or discharge by Tenant or anyone for whom Tenant is responsible of hazardous materials in or about the Center, and (v) any failure of Tenant or anyone for whom Tenant is responsible to observe the foregoing covenants of this Section. Payment shall not be a condition precedent to enforcement of the foregoing indemnification provision.

          Landlord shall indemnify, defend and hold harmless Tenant, its successors, assigns, partners, directors, officers, employees, (collectively, the “Tenant Indemnified Parties”) from and against any and all claims, liabilities, losses, actions, costs and expenses (including attorneys’ fees and costs of defense) incurred by such Tenant Indemnified Parties, or any of them, as the result of (i) the introduction into or about the Center by Landlord, its employees or agents of any hazardous materials in violation of applicable law, (ii) the usage, storage, maintenance, generation, production, disposal, release or discharge by Landlord, its employees or agents of hazardous materials in or about the Center in violation of applicable law or (iii) the discharge or release in or about the Center by Landlord, its employees or agents of any hazardous materials in violation of applicable law.

          Upon any violation of the foregoing covenants Landlord shall be entitled to exercise all remedies available to a landlord against a defaulting tenant, including but not limited to those set forth in Article 20. Without limiting the generality of the foregoing, Tenant expressly agrees that upon any such violation Landlord may, at its option, (A) immediately terminate this Lease or (B) continue this Lease in effect until compliance by Tenant with its clean-up and removal covenant notwithstanding any earlier expiration date of the term of this Lease. No action by Landlord hereunder shall impair the obligations of Tenant pursuant to this Section.

          As used in this Section, “hazardous materials” shall include asbestos, all petroleum products and all hazardous materials, hazardous wastes and hazardous or toxic substances as defined or designated in or pursuant to the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601, et seq.) (including specifically any element, compound, mixture or solution), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601, et seq.), and California Health and Safety Code Section 25316, including such hazardous or toxic substances or wastes as are identified, defined or listed elsewhere where such identifications, definitions or lists are incorporated into such acts or code section by reference, as well as all products containing such hazardous substances. In addition, “hazardous materials” shall include any substance designated pursuant to the Clean Water Act (33 U.S.C. §§ 1321 et seq.), any hazardous waste having the characteristics identified under or listed pursuant to the Solid Waste Disposal Act, (42 U.S.C. §§ 1317(a), et seq.), any hazardous air pollutant listed under Section 112 of the Clean Air Act (42 U.S.C. §§ 7412, et seq.) and any imminently hazardous chemical substance or mixture with respect to which the Administrator of the Environmental Protection Agency has taken action pursuant to Section 7 of the Toxic Substances Control Act (15 U.S.C. §§ 2606, et seq.). The term also includes, but is not limited to, polycholorinated biphenyls, urea formaldehyde or related substances. By its signature to this Lease, Tenant confirms that it has conducted its own examination of the Premises with respect to hazardous materials and accepts the same “AS IS” and with no hazardous materials present thereon.

          Within 180 days prior to the expiration of this Lease (or within thirty (30) days after any earlier expiration), Landlord may at its election retain a hazardous materials consultant to conduct a survey or audit of the Premises to determine whether or not hazardous materials introduced by Tenant or its agents, employees or contractors are present in or about the Premises. Tenant shall cooperate fully with Landlord and such consultant in the conduct of any such survey or audit and shall reimburse Landlord, as additional rent, for the costs and fees of such consultant within ten (10) days after receipt of Landlord’s invoice therefor. If the audit or survey discloses the presence of hazardous materials introduced by Tenant or its agents, employees or contractors, the fourth, fifth and sixth paragraphs of this Section 10.3 shall apply to such hazardous materials and Tenant’s obligations with respect thereto.

          The covenants contained in this Section 10.3 shall survive the expiration or any earlier termination of this Lease.

          10.4. Tenant shall not create or permit to exist in or about the Premises any condition conducive to the growth of mold, fungus or other potentially dangerous organisms (collectively, “Biological Toxants”). For this purpose, a condition conducive to the growth of Biological Toxants shall include the presence of wet or damp wood, wet or damp cellulose wallboard or other wet or damp materials which may constitute a food supply for Biological Toxants, including but not limited to waste food and beverages.

          In the event that Tenant observes the presence of any Biological Toxant in the Premises, the Building or the Center, whether by sight or smell, Tenant shall promptly notify Landlord in writing of such presence and the precise location thereof. If such presence is the result of the action or omission of Tenant or its agents, employees or contractors, Tenant shall promptly, at Tenant’s cost, conduct such remediation work as shall be necessary to completely remove the Biological Toxant from the Premises, the Building or the Center, as applicable. such remediation shall include removal and replacement of any infected host materials (i.e., wood, wallboard, etc.) as well as any repairs and refinishing required as the result of such removal and replacement. The foregoing does not impose upon Tenant an affirmative obligation to seek out any such conditions but rather, only to report and further investigate conditions observed in the ordinary course of Tenant’s business.

          If Tenant is not responsible to remediate such Biological Toxant pursuant to the immediately preceding paragraph, Landlord shall conduct such remediation and any repairs and refinishing required as the result of such remediation. The cost of such remediation, repair, replacement and refinishing shall be included in Building Operating Expenses or Center Operating Expenses, as applicable. Tenant shall cooperate with Landlord as reasonably requested in connection with any such remediation which impacts Tenant’s use of the Premises, the Building or the Center, as applicable.

          There shall be no abatement of rent on account of any remediation of a Biological Toxant for which Tenant is responsible pursuant to the second paragraph of this Section. In the event of any remediation (a) for which Landlord is responsible pursuant to this Section and (b) which interferes with Tenant’s use of the Premises, rent shall be abated for the period of such remediation to the same degree as the interference with Tenant’s use of the Premises.

          Landlord’s right of entry pursuant to Article 13 shall include the right to enter, inspect and test the Premises for the presence of Biological Toxants therein. If any such inspection and/or testing reveals the presence of Biological Toxants in the Premises, Landlord or Tenant shall promptly remediate the same pursuant to the second, third and fourth paragraphs of this Section.

          In addition, if Tenant violates the covenant set forth in the first paragraph of this Section, the fourth paragraph (clean-up and removal obligation), the fifth paragraph (Tenant indemnification obligation) and the sixth paragraph (Tenant default) of Section 10.3 above shall all apply to such violation.

Article 11.	ACCEPTANCE OF PREMISES

          Tenant acknowledges that, except as provided in this Lease, including but not limited to section 48.11, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose. Taking of possession of the Premises by Tenant shall conclusively establish that the Premises were at such time in satisfactory condition and in conformity with the provisions of this Lease in all respects, except as to any items as to which Tenant shall give Landlord a written punchlist in reasonable detail within fifteen (15) business days after Tenant takes possession of either the Initial Premises or the Additional Premises, respectively. Landlord shall promptly correct any actual defects of which it is so notified. Nothing contained in this Article shall affect the commencement of the term or the obligation of Tenant to pay rent hereunder.

Article 12.	LIENS

          Tenant shall keep the Premises free from any mechanic’s liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and agrees to defend, indemnify and hold harmless Landlord from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorney’s fees incurred by Landlord in connection therewith. If any such lien shall be filed against the Premises, Tenant shall notify Landlord promptly and shall either cause the same to be discharged of record within twenty (20) days after the date of filing of the same or, if Tenant in good faith determines to contest such lien, Tenant shall furnish such security as may be necessary to (a) prevent any foreclosure proceedings against the Premises during the pendency of such contest, and (b) cause Chicago Title Insurance Company to remove such lien as a matter affecting title to the Premises on a preliminary title report with respect thereto.

          If Tenant shall fail to perform its obligation in this Section to remove any lien for which Tenant is responsible, Landlord shall have, in addition to all other remedies provided herein or by law, the right but not the obligation to cause such lien to be released by such means as Landlord shall deem proper, including payment of and/or defense against the claim giving rise to such lien. All sums paid by Landlord and all expenses incurred by it in connection therewith shall create automatically an obligation of Tenant to pay an equivalent amount to Landlord as additional rent, which additional rent shall be payable by Tenant on Landlord’s demand therefor, together with interest at the maximum rate per annum then permitted by law until paid to Landlord. Nothing herein shall imply any consent by Landlord to subject Landlord’s estate to liability under any mechanics’ or other lien law. Tenant shall give Landlord adequate opportunity, and Landlord shall have the right, to post such notices of nonresponsibility as are provided for in the mechanics’ lien laws of California.

Article 13.	ENTRY AND INSPECTION

          Landlord and its agents may at all reasonable times during normal business hours and at any time in case of emergency, enter upon the Premises for the purposes of (a) inspecting the same, and protecting the interest therein of Landlord, and (b) taking all required materials and equipment into the Premises, and performing all work therein which Landlord is required or permitted to perform hereunder, (c) maintaining any service provided by Landlord to Tenant hereunder and (d) posting notices of nonresponsibility, all without rebate of rent to Tenant for any loss of occupancy or quiet enjoyment of the Premises, or damage, injury or inconvenience thereby occasioned except to the extent of Landlord’s gross negligence or willful misconduct. Landlord and its agents may also enter and/or pass through the Premises, at reasonable times during normal business hours, to show the Premises to holders of encumbrances on the interest of Landlord, to prospective purchasers, mortgagees or lessees of the Building. During the six (6) months prior to the expiration date of this Lease, Landlord may exhibit the Premises to prospective tenants. Landlord may also enter on and/or pass through the Premises at such times as shall be required by circumstances of emergency. If during the last month of the term hereof Tenant has removed substantially all property and personnel from the Premises and completely ceased all business operations from the Premises, Landlord may enter the Premises and repair, alter and redecorate the same, without abatement of rent and without liability to Tenant. If Tenant is not personally present to open the Premises when such an entry by Landlord is permitted, Landlord may enter by means of a master key without liability to Tenant except for any failure to exercise due care for Tenant’s property.

          Nothing contained herein shall constitute an actual or constructive eviction or relieve Tenant of any obligation with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any government or other authority. Nothing contained herein shall impose upon Landlord any obligation to Tenant except as specifically provided in this Lease.

          Landlord may, for the purpose of altering, improving, or repairing the Premises or any other portion of the Building, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby except to the extent of Landlord’s gross negligence or willful misconduct. Landlord shall have the right to use any and all means which Landlord may deem proper to open any doors in an emergency in order to obtain entry to the Premises, and any such entry to the Premises shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof. No provision of this Section shall be construed as obligating Landlord to perform any repairs, alterations, or decorations, except as otherwise expressly agreed to be performed by Landlord under this Lease.

Article 14.	ASSIGNMENT AND SUBLETTING (See Section 48.6)

          14.1. Tenant shall not, either voluntarily or by operation of law, assign, sell, encumber, pledge or otherwise transfer all or any part of Tenant’s leasehold estate, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees, or sublet the Premises or any portion thereof, without Landlord’s prior written consent in each instance. Consent by Landlord to one or more assignments or to one or more sublettings shall not operate to exhaust Landlord’s rights under this Section. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work a merger, and shall, at the option of Landlord, terminate all or any subleases or subtenancies or shall operate as an assignment to Landlord of such subleases or subtenancies. If Tenant is a corporation which, under then current guidelines published by the Commissioner of Corporations, is not deemed a public corporation, or is an unincorporated association or partnership, the actual transfer or assignment of any stock or other profit interest in such corporation, association or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an assignment under this Article, provided, however, Landlord’s consent shall not be required and no assignment or transfer of this Lease shall be deemed to have occurred in connection with a bona fide public offering of ownership interests in Tenant or by virtue of Tenant filing a registration statement with the Securities and Exchange Commission for the issuance of public stock in accordance with the provisions of the Securities Act of 1933, as amended, and listed on such stock in the New York stock exchange or another recognized national security exchange and/or in connection with any restructuring of Tenant’s financing. Tenant agrees to reimburse Landlord, as additional rent, for Landlord’s reasonable costs and attorneys’ fees incurred in connection with processing and documentation of any requested assignment, subletting, transfer, change of ownership or hypothecation of this Lease or Tenant’s interest in the Premises.

          14.2. If Tenant desires to assign this Lease or to sublet the Premises or any portion thereof, or to engage in any other transfer described in Section 14.1, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord (i) the name of the proposed subtenant or assignee; (ii) the nature of the proposed subtenant’s or assignee’s business to be carried on in the Premises; (iii) the terms and provisions of the proposed sublease or assignment; and (iv) such reasonable financial information as Landlord may request concerning the proposed subtenant or assignee, including but not limited to a balance sheet of the proposed subtenant or assignee as of a date within 90 days prior to such submission to Landlord.

          14.3. Within thirty (30) days after Landlord’s receipt of the last of the information specified in Section 14.2, Landlord shall by written notice to Tenant elect to (i) consent to the subletting or assignment upon the terms and to the subtenant or assignee proposed; (ii) refuse to give its consent; or (iii) if the proposed transaction is (x) an assignment or (y) a sublease of one-third of the Premises or more and at the end of the term of such sublease, one year or less shall remain on the term of this Lease, then in either such event Landlord may terminate this Lease as to the portion (including all) of the Premises so proposed to be subleased or assigned with a proportionate reduction in the rent payable hereunder. If Landlord elects to proceed under clause (iii), Tenant shall be relieved of its obligations under this Lease to the extent of the area deleted from the Premises. In the event that Landlord does not elect to proceed under clause (iii), Landlord shall not unreasonably withhold its consent provided that the financial condition and quality of use of the proposed subtenant or assignee are equal to or better than that of Tenant. Landlord may also consent to a proposed subletting or assignment subject to such conditions as Landlord, in its sole discretion, deems appropriate. No assignment or subletting consented to by Landlord shall impair or diminish any covenant, condition or obligation imposed upon Tenant by this Lease or any right, remedy or benefit afforded Landlord. If Landlord consents or does not exercise any option set forth herein within said thirty (30) day period, Tenant may within sixty (60) days after the expiration of said thirty (30) day period enter into a valid assignment or sublease of the Premises or portion thereof, upon the terms and conditions described in the information required to be furnished by Tenant to Landlord, or upon other terms not less favorable to Tenant; provided, however, that any material change in such terms shall be subject to Landlord’s consent as provided herein, and provided further that any amount to be paid to Landlord by Tenant pursuant to Section 14.4 shall be paid to Landlord upon the consummation of such transaction.

          14.4. In connection with any assignment or subletting, Landlord shall be entitled to receive, in the case of a subletting, all rent (however denominated and paid) payable by the subtenant to Tenant in excess of that payable by Tenant to Landlord pursuant to the other provisions of this Lease and, in the case of an assignment, all consideration given, directly or indirectly, by the assignee to Tenant in connection with such assignment. In both cases, such amounts shall be paid after recovery by Tenant of Tenant’s transaction expenses as set forth in section 48.6(a). For the purposes of this clause, “rent” shall mean all consideration paid or given, directly or indirectly, for the use of the Premises or any portion thereof. “Consideration” shall include money, services, property or any other thing of value such as payment of costs, cancellation of indebtedness, discounts, rebates and the like. “Sublet” and “sublease” shall include a sublease as to which Tenant is sublessor and any sub-sublease or other subtenancy, irrespective of the number of tenancies and tenancy levels between the ultimate occupant and Landlord, and as to which Tenant receives any consideration, as defined in this Section, and Tenant shall require in any sublease which it executes that Tenant receive the profit from all sub-subtenancies, irrespective of the number of levels thereof. The rent or other consideration to be passed through to Landlord pursuant to this clause shall be paid to Landlord promptly upon receipt by Tenant and shall be paid in cash, irrespective of the form in which received by Tenant. If any rent or other consideration received by Tenant from a subtenant or assignee is in a form other than cash, Tenant shall pay to Landlord in cash the fair value of such consideration. Landlord and Tenant agree that the payment required by this Section represents payment for Landlord’s property rights in and to the leasehold estate hereby created. Moreover, nothing contained in this Section 14.4 shall be deemed or construed to permit any sub-subletting of all or any portion of the Premises. Any such sub-subletting shall be only with the prior written consent of Landlord, and it is Landlord’s policy not to permit any sub-subletting.

          14.5. All options to extend, renew or expand, if any, contained in this Lease are personal to Tenant and to those parties to which Tenant may sublet or assign without Landlord’s consent in a Permitted Transaction pursuant to Section 48.6 hereof.

          14.6. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay the rent and to perform all other obligations to be performed by Tenant, unless such obligation is expressly waived by Landlord in writing. The acceptance of any payment due hereunder by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment or subletting.

Article 15.	INSURANCE PROVISIONS

          15.1. Tenant shall at all times during the term and at its cost, maintain in full force and effect a policy or policies of insurance which afford the following coverages:

               (a) Worker’s Compensation in the statutorily required amount, including employer’s liability with a liability amount not less than $1,000,000 per occurrence.

               (b) Comprehensive General Liability Insurance with a liability amount not less than $1,000,000 combined single limit for both bodily injury and property damage, including blanket contractual liability, broad form property damage, personal injury, completed operations, products liability, fire legal liability, host liquor liability (or liquor liability, if applicable) and owned and non-owned automobile coverage.

          The minimum limit on the coverage provided pursuant to paragraph (b) above shall be adjusted upward or downward at the expiration of each third lease year as follows: Not less than sixty (60) days prior to the relevant adjustment date, Landlord shall request such insurance brokerage firm as is then placing insurance for Landlord (the “Reviewing Broker”) to review Tenant’s then existing liability insurance coverage, to review the then use of the Premises and the claims history with respect thereto and to recommend, in writing, the amount of coverage to be carried by Tenant. Such recommendation shall be based upon the then use of the Premises and the liability claims history with respect to the Premises and shall be certified to be consistent with amounts of coverage generally recommended by such Reviewing Broker for similar types of users of property with uses similar to that of the Premises in the geographical area which includes the Premises. If the Reviewing Broker shall recommend an increase(s) or decrease(s) in the amount of coverage then provided by Tenant, Tenant shall promptly increase or decrease its coverage to the recommended amount(s). In no event shall there be any reduction in the amounts of coverage provided by Tenant under paragraph (b) below the initial amounts set forth herein, notwithstanding any recommendation by the Reviewing Broker.

          Landlord, any lender with respect to the Center, any party providing management or security services at the Center under contract with Landlord and any other persons designated by Landlord, shall be added as additional insureds pursuant to such policies (although they shall not have any obligations as “named” insureds therein). The insurance required by this Article shall be the primary insurance as respects Landlord (and any other additional insureds designated by Landlord) and not contributory. Each policy providing coverage required by paragraph (b) shall contain an endorsement providing, in substance, that “such insurance as is afforded hereby for the benefit of [Landlord] shall be primary and any insurance carried by [Landlord] shall be excess and not contributory.” In no event shall the limits of any coverage maintained by Tenant be considered as limiting the liability of Tenant pursuant to this Lease.

          15.2. Tenant shall at all times during the term and at its cost, maintain in effect policies of insurance covering (a) all tenant improvements on or in the Premises, providing protection against any risk included within the classification “Causes of Loss–Special Form” (ISO Form 10 30), including but not limited to insurance against sprinkler leakage, vandalism and malicious mischief, such insurance to be in an amount not less than the full replacement value of such improvements, which shall be determined at the time the policy is initially obtained, and not less frequently than once every three (3) years thereafter; (b) all personal property of Tenant located in or at the Premises, including but not limited to fixtures, furnishings, equipment and furniture, in an amount not less than their full replacement value, providing protection against any peril included within the classification “Causes of Loss–Special Form” (ISO Form 10 30), including but not limited to insurance against sprinkler leakage, vandalism and malicious mischief; and (c) business interruption insurance assuring that all rent payable hereunder will be paid for a period of twelve (12) months if the Premises are destroyed or rendered inaccessible by a risk insured against by a “Causes of Loss–Special Form” (ISO Form 10 30) policy, with any endorsements required by this Section. Similarly, Landlord shall at all times during the term maintain in full force and effect a policy or policies of fire insurance with an extended coverage endorsement covering the Building (other than tenant improvements), and Landlord may maintain such other coverage and endorsements, including, but not limited to, “Cause of Loss–Special Form” (ISO Form 10 30), sprinkler leakage, vandalism, malicious mischief, and flood and earthquake insurance, as Landlord deems necessary or desirable (but exclusive of the coverages maintained by Tenant pursuant to this Section), such insurance to be in an amount not less than the full replacement cost of the Building, all improvements constructed thereon and any additions thereto or replacements thereof, exclusive of foundation and excavation costs. Landlord’s insurance may include loss of rent insurance covering losses by perils covered by the aforementioned insurance in amounts not less than one year’s full rent, the proceeds of which shall be payable to Landlord and any first mortgagee, as their interests may appear. Said property insurance shall not contain a coinsurance or contribution provision, but will contain replacement cost endorsements and deductibles. Landlord may also, but shall not be obligated to, maintain terrorism coverage in such amount as Landlord determines. The cost of the insurance maintained by Landlord, including all deductibles and insurance reserves with respect thereto, shall be included in Total Operating Expenses pursuant to Article 4 and Exhibit “B.”

          The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the Building, tenant improvements and personal property so insured. Upon any termination of this Lease pursuant to Article 17, the proceeds, if any, of the insurance provided for in clauses (a) and (c) of this Section and of the insurance maintained by Landlord shall be retained by Landlord and the proceeds, if any, of the insurance provided for in clause (b) shall be retained by Tenant.

          15.3. All insurance required to be carried by Tenant shall be with companies rated A:VIII, or better, in the then most recent version of Best’s Key Rating Guide and licensed or otherwise permitted to provide the relevant insurance in the State of California. Tenant shall deliver to Landlord at least fifteen (15) days prior to the time when such insurance is required, and thereafter at least thirty (30) days prior to the expiration or renewal date of any policy maintained by Tenant, copies of the policies or certificates evidencing such insurance. All certificates delivered by Tenant pursuant to this Section shall be on ACORD Form 27. All policies and certificates delivered pursuant to this Article shall contain liability limits not less than those set forth herein, shall list the additional insureds and shall specify all endorsements and special coverages required. Each policy shall contain a provision requiring not less than ten (10) days written notice to Landlord prior to any cancellation, non-renewal or material amendment thereof. For the purposes of this Article, “term” and “term of this Lease” shall mean the period from the Commencement Date through the later of the expiration or termination of the Lease term or the date Tenant surrenders possession of the Premises to Landlord.

          15.4. Landlord shall at all times during the term maintain in full force and effect a policy or policies of comprehensive liability insurance insuring against loss, damage or liability for injury to or death of any person or loss or damage to property occurring in the Common Facilities (as defined in Exhibit “B” hereto) or in the public areas of the Building, with not less than $2,000,000.00 combined single limit. Landlord or any first mortgagee with an interest in the Center may from time to time require that such insurance limits be increased to a level which Landlord or any such first mortgagee reasonably deems necessary for full and adequate protection. The cost of all insurance obtained by Landlord hereunder shall be included in Total Operating Expenses (as defined in Exhibit “B” hereto).

           15.5. Landlord and Tenant each hereby waives all rights of recovery against the other and against any other occupant of the Center and against the officers, employees, agents, representatives and business visitors of such other party and of such other occupant, for loss of or damage to such waiving party or to its property or the property of others under its control, arising from any cause insured against under any policy of insurance required to be carried by such waiving party pursuant to Section 15.2 of this Lease (or any other policy of property insurance carried by such waiving party in lieu thereof) or actually carried by such waiving party at the time of such loss or damage. The foregoing waiver shall be effective whether or not a waiving party actually obtains and maintains the property insurance which such waiving party is required to obtain and maintain pursuant to this Lease (or any substitute therefor). Landlord and Tenant shall, upon obtaining the policies of property insurance which they are required hereunder to maintain or otherwise maintain, give notice to their respective insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

          15.6. To the fullest extent permitted by law, Tenant shall indemnify and hold harmless Landlord, its agents and employees and all partners, owners and affiliates of Landlord and the owner of the Center from and against all liabilities for any damage or injury (including, without limitation, loss of life) to any person or property in or about the Center arising from the use of the Premises or the Center by Tenant, its subtenants, assignees or licensees or the respective agents, employees or invitees of any of the foregoing persons, or any other persons permitted in the Premises or elsewhere in the Center by Tenant, or any of them. Such indemnification shall extend to liabilities arising from any activity, work, or thing done, permitted or suffered by Tenant or any such person in or about the Center and shall further extend to any liabilities arising from any default in the performance of any obligation on Tenant’s part hereunder. “Liabilities” shall include all suits, actions, claims and demands and all expenses (including attorneys’ fees and costs of defense) incurred in or about any such liability and any action or proceeding brought thereon. If any claim shall be made or any action or proceeding brought against Landlord on the basis of any liability described in this Section, Tenant shall, upon notice from Landlord, defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Provided, however, that nothing contained herein shall operate to relieve Landlord from any loss, damage, injury, liability, claim, cost or expense which it is determined by a court of competent jurisdiction was proximately caused by the sole negligence or willful misconduct of Landlord or its agents or employees.

          15.7. Neither Landlord nor its agents or employees shall be liable for any damage to property entrusted to Landlord’s agents or employees in the Center, nor for loss of any property by theft. Neither Landlord nor its agents or employees shall be liable for any injury, death or damage which may be sustained by the person, goods, wares or property of Tenant, its employees, invitees or visitors or any other person in or about the Premises, or for loss or interruption of business, caused by or resulting from any peril which may affect the Premises, whether such damage or injury results from conditions arising in the Premises or in other portions of the Center or from other sources, unless solely and proximately caused by the negligence of Landlord, its agents or employees, as determined by a court of competent jurisdiction. Tenant, as a material consideration to Landlord, assumes all risk of damage to property and injury to or death of persons in or about the Center from any cause other than Landlord’s sole negligence as determined by a court of competent jurisdiction and for damage to the Premises resulting from any act or negligence of any employee, agent, visitor or licensee of Tenant. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant of the Center or any of their officers, employees, agents, representatives, customers, business visitors or invitees.

          15.8. Tenant acknowledges that it is aware that the Center is in an area designated as a “flood hazard area” by the Department of Housing and Urban Development. Tenant may, but is not required to, obtain and maintain at Tenant’s cost National Flood Insurance business and personal property coverage, available from private insurance companies to tenants in nonresidential buildings located in flood hazard areas. Such insurance may be required if Tenant obtains financing in connection with its business in the Premises from federally supervised, regulated or insured lenders. When seeking information on such insurance, Tenant should inform its insurance broker that (a) the Center is located in a designated “flood hazard area,” (b) the Premises were constructed after 1974 in full compliance with the City of

Costa Mesa’s finish grading plans and “flood-proofing” criteria adopted to reduce damage from flooding buildings and their contents and (c) the actual finish floor elevation of the Premises is higher than the water surface elevation on the City of Costa Mesa flood plain maps covering the Center. Flood insurance maintained by Landlord with respect to the Premises, if any, shall not cover improvements made by Tenant or any property placed by Tenant in the Premises.

          15.9. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building and of defects therein or in the fixtures or equipment therein.

          15.10. If on account of the failure of Tenant to comply with the provisions of this Article 15, Landlord or any other person is adjudged a co-insurer by its insurance carrier, then any loss or damage which Landlord or such other person shall sustain by reason thereof shall be borne by Tenant and shall be immediately paid by Tenant upon receipt of a bill therefor and evidence of such loss.

          15.11. Landlord makes no representation that the limits of liability specified to be carried by Tenant under the terms of this Article are adequate to protect Tenant against Tenant’s undertaking under this Lease. In the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate. In no event shall the limits of any coverage maintained by Tenant pursuant to this Article 15 be considered as limiting Tenant’s liability under this Lease.

Article 16.	TRANSFER OF LANDLORD’S INTEREST

          Upon any transfer or transfers of Landlord’s interest in the Premises, other than a transfer for security purposes only, the transferor shall be automatically relieved of all obligations on the part of Landlord accruing after the date of such transfer, including the obligation of Landlord under Article 5 to return the security deposit as provided therein, provided such obligations are assumed in writing by the transferee. No holder of a mortgage or deed of trust to which this Lease is or may be subordinate, and no landlord under a so-called sale leaseback, shall be responsible in connection with the security deposited, or in connection with any other funds paid by Tenant hereunder, unless such mortgagee, holder of a deed of trust or landlord shall actually receive such funds. The covenants contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect of their respective periods of ownership of the landlord’s interest in this Lease.

Article 17.	DAMAGE OR DESTRUCTION

          17.1. If (a) the Building is damaged or destroyed to at least twenty-five percent (25%) of its Rentable Area, or (b) the Building is partially damaged or destroyed during the last three (3) years of the term, or (c) the Building is damaged and such damage is caused by a casualty not insured against by Landlord, then, in any such event, Landlord may elect to terminate this Lease effective as of the occurrence of the damage or destruction, by written notice within sixty (60) days after the occurrence. A total destruction of the Building shall terminate this Lease.

          17.2. Upon a partial destruction which does not result in a termination of this Lease pursuant to Section 17.1, Landlord shall repair the same to the extent of available insurance proceeds, provided such repairs can be made, in Landlord’s opinion, within six (6) months after notice to Landlord of the occurrence of such damage, without the payment of overtime or other premiums, in conformity with all then applicable laws and regulations, and such partial destruction shall not void this Lease. If such repairs cannot, in Landlord’s opinion, be made within such six (6) month period or if available insurance proceeds shall be insufficient to cover the cost of the repairs, Landlord may elect to make such repairs within a reasonable time and pay any cost in excess of available insurance proceeds with this Lease continuing in effect, or elect to not make such repairs. Landlord’s election to make such repairs must be evidenced by written notice to Tenant within sixty (60) days after the occurrence of the damage. If Landlord does not so elect to make such repairs, this Lease may be terminated by either party by written notice to the other party given within fifteen (15) days after the expiration of the period for Landlord’s election, with such termination to be effective as of the date of occurrence of the damage. During any repair by Landlord pursuant to this Section, Tenant shall be entitled to a proportionate reduction of rent while such repairs are being made, such proportionate reduction to be based upon the extent to which the Premises, or part thereof, may be untenantable.

          17.3. No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of the Premises. Landlord shall use its best efforts to effect such repairs or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy. All proceeds of the insurance maintained pursuant to Sections 15.2 and 15.4 upon the Premises (but not Tenant’s personal property therein) shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs hereunder. The restoration obligations of Landlord hereunder shall not include repair, restoration or replacement of Tenant’s equipment or personal property or of any improvements installed by Tenant.

          17.4. Tenant waives the provisions of Section 1932, subdivision 2, and Section 1933, subdivision 4, of the California Civil Code and all comparable statutes or rules of law now or hereafter in effect with respect to any partial destruction which Landlord must or may elect to repair under this Article. The provisions of this Article constitute an agreed alternative method of dealing with damage or destruction of the Premises and are in lieu of the less comprehensive provisions contained in such statutory sections.

Article 18.	EMINENT DOMAIN

          18.1. If the entire Premises or greater than twenty-five percent (25%) of the Rentable Area of the Premises shall be taken under power of eminent domain, this Lease shall terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, whichever is earlier. No award for any taking shall be apportioned, and Tenant hereby assigns to Landlord any award made in such taking or condemnation together with all rights of Tenant in or to the same or any part thereof. However, nothing contained herein shall give Landlord any interest in or require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and fixtures of Tenant and/or for interruption of or damage to Tenant’s business, provided that such award does not diminish the award to Landlord.

          18.2. If less than twenty-five percent (25%) of the Rentable Area of the Premises is so taken, rent shall be abated in proportion to the part of the Premises so taken, effective the date on which the condemning authority requires possession. Landlord shall restore the portion of the Premises remaining usable to as near its former condition as reasonably possible and this Lease shall continue in effect. Notwithstanding anything to the contrary in the foregoing, for a period of ten (10) business days following any such taking, Tenant shall have the right to terminate the Lease upon thirty (30) days written notice if the taking of less than twenty-five percent (25%) of the Rentable Area of the Premises materially interferes with Tenant’s business operations at the Premises.

          18.3. Notwithstanding anything to the contrary in the foregoing, no temporary taking of the Premises or any part thereof, and/or of Tenant’s rights therein shall terminate this Lease or give Tenant any right to any abatement of rent; any award to Tenant by reason of such temporary taking shall belong entirely to Tenant.

          18.4. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking by eminent domain for all purposes under this Article. Landlord may, without any obligation to Tenant, agree to sell and/or convey to the taking authority the Premises, the Building, the Center or any portion thereof sought by the taking authority free from this Lease and the rights of Tenant thereunder, without first requiring that any action or proceeding be instituted or, if instituted, pursued to a judgment.

Article 19.	DEFAULTS

          Each of the following shall constitute a default hereunder by Tenant:

               (a) Failure by Tenant to make any payment required to be made by Tenant hereunder, as and when due. Landlord shall give Tenant five (5) days written notice of such default; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161, et. seq., of the California Code of Civil Procedure, as amended.

               (b) In the event that Landlord imposes a parking control system, use by Tenant and/or Tenant’s agents, employees, customers and invitees of parking spaces in the Common Facilities in excess of that number of Allocated Parking Spaces set forth in the applicable Basic Lease Provision, where such use continues for an aggregate of three (3) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161, et seq., of the California Code of Civil Procedure, as amended. Use of a parking space for any portion of a day shall be deemed use of the space for a full day for purposes of this subsection (c).

               (c) Failure by Tenant to observe or perform any express or implied covenant or provision of this Lease to be observed or performed by Tenant, other than as specified in (a) or (b) above, where such failure continues for an aggregate of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161, et seq., of the California Code of Civil Procedure, as amended; provided, further, that if the nature of such failure is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be in default if Tenant commences such cure within said twenty (20) day period, and thereafter diligently prosecutes such cure to completion within sixty (60) days after said notice.

               (d) (i) The making by Tenant of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a “debtor” under 11 U.S.C. Sec. 101 or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; or (v) Tenant’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts.

               (e) Tenant makes or has made or furnishes or has furnished any warranty, representation, or statement to Landlord in connection with this Lease, or any other agreement to which Tenant and Landlord are parties, which is or was false or misleading in any material respect when made or furnished.

Article 20.	REMEDIES

          20.1. Upon any default by Tenant, Landlord, in addition to any other remedies available to Landlord, may exercise the following remedies:

               (a) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant:

                    (i) All damages permitted by California Civil Code Sec. 1951.2(a), including the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided and the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, brokers’ fees incurred, reasonable attorneys’ fees, and any other reasonable costs; and

                    (ii) At Landlord’s election, such other sums in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used herein “rent” includes the basic annual rent and all other sums required to be paid by Tenant pursuant to this Lease. The “worth at the time of award” of the amounts due prior to the date of award shall be computed by allowing interest at the rate per annum determined pursuant to Article 34 from the date such amounts accrued to Landlord. The worth at the time of award of amounts due after the date of award shall be computed by discounting such amounts at one (1) percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

               (b) Without terminating or effecting a forfeiture of this Lease or otherwise relieving Tenant of any obligation hereunder in the absence of express written notice of Landlord’s election to do so, Landlord may enter and relet the Premises or any portion thereof at any time or from time to time and for such term(s) and upon such condition(s) and at such rental as Landlord deems proper. Whether or not the Premises are relet, Tenant shall pay to Landlord all amounts required hereunder up to the date that Landlord terminates Tenant’s right to possession, and thereafter Tenant shall pay to Landlord, until the end of the term hereof, all rent and additional rent required hereunder. Payments by Tenant shall be due at the times provided in this Lease, and Landlord need not wait until the termination of this Lease to recover them in any manner. Reletting of the Premises or any portion thereof shall not relieve Tenant of any obligation hereunder. Proceeds received by Landlord from such reletting shall be applied: first, to any indebtedness other than rent due from Tenant; second, to costs of reletting; third, to the cost of any alterations and repairs to the Premises; fourth, to rent due and unpaid hereunder. Any residue shall be held by Landlord and applied in payment of future rent as the same becomes due hereunder. Should that portion of the proceeds received by Landlord from reletting applied to payment of rent hereunder be less than the rent payable by Tenant hereunder during any month, Tenant shall pay such deficiency to Landlord immediately upon demand. Landlord may execute any lease hereunder in its own name, and the lessee thereunder shall have no obligation to see to application by Landlord of proceeds received by Landlord, nor shall Tenant have any right to collect such proceeds. Landlord shall not by any re-entry or other act be deemed to accept any surrender by Tenant of the Premises or be deemed to terminate this Lease or to relieve Tenant of any obligation hereunder, unless Landlord gives Tenant express written notice of Landlord’s election to do so.

               (c) Landlord may, at any time, terminate this Lease by express written notice to Tenant of its election to do so. Such termination shall terminate Tenant’s right to possession but shall not relieve Tenant of any obligation hereunder accrued prior to the date of termination. Upon such termination, Landlord may recover from Tenant the amounts determined pursuant to subsection (a) above.

          20.2. Any legal action by Landlord to enforce any obligation of Tenant or in pursuit of any remedy hereunder shall be timely filed if commenced prior to one (1) year after expiration of the term or prior to four (4) years after the cause of action accrues, whichever period expires later.

          20.3. In any action for unlawful detainer, the reasonable rental value of the Premises for the period of the unlawful detainer shall be the rent and additional rent reserved in this Lease for such period, unless Landlord or Tenant proves to the contrary by competent evidence.

          20.4. The rights and remedies reserved to Landlord herein, including those not specifically described, shall be cumulative, and, except as otherwise provided by California statutory law in effect at the time, Landlord may pursue any or all or such rights and remedies, at the same time or otherwise.

          20.5. No delay or omission of Landlord to exercise any right or remedy shall be a waiver of such right or remedy or of any default by Tenant hereunder. Acceptance by Landlord of rent or additional rent hereunder shall not be a waiver of any preceding breach or default by Tenant, other than the failure of Tenant to pay the particular rent or additional rent accepted, regardless of Landlord’s knowledge of such preceding breach or default at the time of acceptance, or a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of such breach or default. Acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant’s estate shall not waive or cure a default under Article 19(d).

          20.6. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTIONS OF THE UNITED STATES AND THE STATE OF CALIFORNIA. EACH PARTY EXPRESSLY AND KNOWINGLY WAIVES AND RELEASES ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE.

LANDLORD’S INITIALS	TENANT’S INITIALS

HTS SSD

Article 21.	DEFAULT BY LANDLORD

          Landlord shall not be in default in performance of any obligation required of it hereunder unless and until it has failed to perform such obligation within thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance then Landlord shall not be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion.

Article 22.	SURRENDER OF PREMISES; REMOVAL OF PROPERTY

          22.1. Upon expiration of the term or any earlier termination of this Lease, Tenant shall surrender possession of the Premises to Landlord in good condition, at Tenant’s sole cost and expense, repairs which are Landlord’s obligation excepted and ordinary wear and tear excepted. Tenant shall also, without expense to Landlord, remove from the Premises all debris, all furniture, equipment, machinery, business and trade fixtures, moveable partitioning and other articles of personal property owned or installed by Tenant at its expense in the Premises (exclusive of any items described in Section 22.3) and all similar articles of any persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to it. Tenant shall repair all damages to the Premises resulting from such removal. If requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord one or more instruments releasing to Landlord all right, title and interest of Tenant in and to the Premises.

          22.2. Whenever Landlord shall re-enter the Premises as provided in Article 20, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the term (or within forty-eight (48) hours after a termination by reason of Tenant’s default) shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same as provided in California Civil Code Sec. 1980 et seq. or as otherwise provided by law. Tenant waives all claims for damages caused by Landlord’s re-entering and taking possession of the Premises or removing and storing the property of Tenant as provided herein, and no such entry shall be considered a forcible entry.

          22.3. All fixtures, equipment, alterations or additions attached to or built into the Premises prior to or during the term shall be and remain part of the Premises and shall not be removed by Tenant at the end of the term unless otherwise expressly provided for in this Lease or unless such removal is required by Landlord pursuant to Article 9. Such fixtures, equipment, alterations and additions shall include but not be limited to: all floor coverings, drapes, paneling, molding, doors, built-in cabinets, vaults, plumbing systems, lighting systems, silencing equipment, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio, and telegraph purposes, and any special flooring or ceiling installations.

Article 23.	COSTS OF SUIT

          23.1. If either party incurs any expense, including reasonable attorneys’ fees, in connection with any action or arbitration instituted by either party by reason of any alleged default of the other party hereunder or for a declaration of the rights and obligations of the parties hereunder, or if Landlord incurs such expense in connection with collecting any amount due hereunder or enforcing any obligation of Tenant hereunder, the party prevailing, in the case of an action or proceeding, and Landlord in the case of such collection or enforcement, shall be entitled to recover such reasonable expenses from the other party. For purposes of this provision, in any action or proceeding instituted by Landlord based upon any default or alleged default by Tenant hereunder, Landlord shall be the prevailing party if (a) judgment is entered in favor of Landlord or (b) prior to judgment Tenant shall pay or agree to pay all or any portion of the rent and charges claimed by Landlord, eliminate the condition(s), cease the act(s) or otherwise cure the omission(s) claimed by Landlord to constitute a default by Tenant hereunder.

          23.2. Should either party (“First Party ”) without fault on the part of First Party, be made a party to any litigation instituted by the other party (“Second Party”) or by any third party against Second Party or by or against any person holding under or using the Premises under license from Second Party, or for the foreclosure of any lien for labor or material furnished to or for Second Party or any such other person or arising out of any act or transaction of Second Party or of any such other person, Second Party shall save and hold First Party harmless from any judgment rendered against First Party or the Premises, and all costs and expenses, including reasonable attorney’s fees, incurred by First Party in or in connection with such litigation.

          23.3 The attorney fees and costs to which Landlord may be entitled to recover pursuant to Sections 23.1 or 23.2 above shall not be deemed to be additional rent.

Article 24.	WAIVER

          Waiver by Landlord or Tenant of any breach of any provision hereof shall not be a waiver of such provision as to any subsequent breach of the same or any other provision hereof. Consent to or approval of any act by one of the parties shall not render unnecessary the obtaining of such party’s consent to or approval of any subsequent act. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the expiration of this Lease, and delivery of the keys to any such employee shall not operate as a termination of this Lease or a surrender of the Premises.

Article 25.	HOLDING OVER

          This Lease shall terminate without further notice upon expiration of the term. Any holding over by Tenant after such expiration or any earlier termination shall not constitute a renewal or give Tenant any rights hereunder or in or to the Premises, except as otherwise herein provided. This Lease cannot be extended except by a writing signed by both parties. If Tenant holds over after expiration of the term, Landlord may, at its option, exercised by written notice to Tenant, treat Tenant as a tenant from month-to-month commencing on the first day following the expiration of this Lease and subject to the terms and conditions herein contained except that the basic monthly rental, which shall be payable in advance, shall be one hundred fifty percent (150%) of the basic monthly rental in effect hereunder at the expiration date. All additional rent provided herein shall also be payable with respect to such month-to-month tenancy. Any such month-to-month tenancy shall be terminable at the end of any calendar month by either party by written notice to the other given not less than ten (10) days prior to the end of such month. If Tenant fails to surrender the Premises upon expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation any claims made by any succeeding lessee, or resulting from such failure to surrender, and Landlord shall be entitled to the benefit of all provisions of law respecting summary recovery of possession to the same extent as if statutory or other notice had been given, without requirement of giving such statutory or other notice.

Article 26.	SUBORDINATION

          At the option of Landlord, this Lease shall be either superior or subordinate to all ground or underlying leases, any first mortgage or first deed of trust which now or hereafter affects the Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof. Tenant shall, upon written request of Landlord, execute and deliver such instruments as may be reasonably required to subordinate the rights of Tenant under this Lease to such ground or underlying leases or to the lien of any such first mortgage or first deed of trust, or, if requested by Landlord, to subordinate any ground or underlying lease or the lien of any such first mortgage or first deed of trust to this Lease. Notwithstanding any subordination, so long as Tenant is not in default hereunder, this Lease shall not be terminated nor shall Tenant’s quiet enjoyment of the Premises be disturbed in the event of termination of any such ground or underlying lease or the foreclosure of any such first mortgage or first deed of trust. With respect to future lenders, Tenant shall not be required to subordinate the Lease unless Landlord obtains a non-disturbance agreement from such future lender in a commercially reasonable form, reasonably satisfactory to Tenant. In the event of such termination or foreclosure, Tenant shall become a tenant of and attorn to the successor-in-interest to Landlord upon the same terms and conditions contained in this Lease, and shall execute any instrument reasonably required by such successor for such purpose. Tenant hereby waives any right to terminate this Lease because of any such lease termination or foreclosure.

          Concurrently with their execution and delivery of this Lease, Tenant and Landlord shall execute, acknowledge and deliver a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit “G” (the “Agreement”). Landlord shall promptly deliver to Teachers (as defined below) an executed copy of this Lease, the Agreement and a written request that Teachers (i) execute and acknowledge the Agreement and (ii) approve this Lease as required by Section 41.2. Landlord shall use commercially reasonable efforts to cause Teachers to approve this Lease in writing and execute the Agreement within twenty-one (21) days after the full execution of this Lease. Promptly upon receipt of such written approval and the fully executed Agreement, Landlord shall (A) furnish to Tenant a copy of such written approval, (B) record the Agreement in the office of the County Recorder of Orange County, California and (C) furnish copies of the Agreement bearing the filing stamp of such recorder to Tenant and Teachers. Pending a termination of this Lease pursuant to Section 41.2, each party shall diligently perform its respective obligations pursuant to this Lease. Landlord shall have no obligation to commence any architectural plans or tenant improvement work unless and until the approval of this Lease by Teachers is obtained and the Agreement is fully executed by the parties thereto.

          If in connection with any attempt by Landlord to obtain financing to construct the Premises, or permanent financing upon completion of construction, the prospective lender shall request modifications to this Lease as a condition to such financing, Tenant shall not unreasonably withhold or delay its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder or materially and adversely affect the leasehold interest hereby created.

          Tenant agrees to give the holder of any first mortgage or deed of trust (a “Holder”), by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases or otherwise) of the address of such Holder. Such notice copy shall be sent to Holder at the same time the notice is served upon Landlord. If Landlord shall have failed to cure such default within thirty (30) days (or such longer cure period as Landlord may have under Article 21), Holder shall have an additional (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued by Holder.

          Tenant acknowledges that Landlord has obtained financing on the Center from Teachers Insurance and Annuity Association of America (such lender and any successor beneficiary under the Deed of Trust is herein referred to as “Teachers”). In connection with such financing, Tenant acknowledges that:

               (a) Landlord has executed in favor of Teachers a deed of trust (the “Deed of Trust”) encumbering Landlord’s interest in the Center, has assigned to Teachers the tenant leases at the Center (including this Lease) and has assigned to Teachers all security deposits under such tenant leases.

               (b) Neither Teachers nor any purchaser at a foreclosure of the Deed of Trust will be liable or responsible for any tenant improvement obligation of Landlord pursuant to this Lease, any tenant allowance or credit provided to Tenant pursuant to this Lease or any lease commission payable pursuant to this Lease.

               (c) In no event shall this Lease or any sublease by Tenant of all or any portion of the Premises ever provide for any rent based, in whole or in part, on the net income or net profits realized from operation of the Premises or any portion thereof. In connection with the foregoing prohibition, Landlord and Tenant acknowledge and agree that:

                    (i) Tenant will not enter into, and Landlord will not approve, any sublease providing for rent based, in whole or in part, on the net income or net profits derived from operation of the Premises or any portion thereof;

                    (ii) If (A) Teachers succeeds to the Landlord’s interest under the Lease and (B) Teachers is advised by legal counsel that all or any portion of the rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of 1986 or the regulations issued thereunder, Teachers may elect to unilaterally amend the calculation of the rent under this Lease so that none of the rent payable to Teachers hereunder will constitute unrelated business income. Any such amendment shall not (1) increase Tenant’s payment obligations under this Lease, (2) increase Tenant’s other obligations under this Lease or (3) reduce the landlord’s obligations under this Lease.

                    (iii) Tenant shall, within ten (10) business days after receipt of the same, execute and deliver any amendment to this Lease or other document prepared by Teachers to give effect to the provisions of clause (ii).

Nothing contained in this subsection (c) shall prohibit or limit the payment of percentage rent based upon gross receipts or gross sales (but not net sales or net profits)

Article 27.	RULES AND REGULATIONS

          The Rules and Regulations attached hereto as Exhibit “C” by this reference are hereby incorporated herein and made a part hereof. Tenant agrees to abide by said Rules and Regulations and any reasonable and non-discriminatory amendments and/or additions thereto as may be adopted and published by written notice to tenants by Landlord. Landlord shall not be liable to Tenant for any violation of such rules and regulations by any other tenant, provided, however, that Landlord shall use commercially reasonable efforts to enforce such Rules and Regulations. Any amendment to the Rules and Regulations shall be effective upon delivery of a copy thereof to Tenant. Tenant shall be responsible for compliance with such rules and regulations by its employees, agents and business visitors.

Article 28.	DEFINED TERMS

          “Landlord” and “Tenant” include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there be more than one Tenant, the obligations imposed upon Tenant shall be joint and several. Headings or titles to the articles of this Lease shall have no effect upon interpretation of any part hereof. Whenever, under the provisions of this Lease, Landlord is required or agrees to take any action, Landlord’s obligation to take such action shall be deemed satisfied if Landlord causes such action to be taken by any other person.

Article 29.	SUCCESSORS AND ASSIGNS

          Subject to Article 14, this Lease shall bind the heirs, executors, administrators, personal representatives, successors and assigns of all parties. Nothing contained herein, however, shall be construed to confer upon any person other than Landlord and Tenant any rights or remedies under this Lease.

Article 30.	TIME OF ESSENCE

          Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

Article 31.	ENTIRE AGREEMENT

          This Lease and the exhibits hereto cover in full all agreements whatsoever between the parties hereto concerning the Premises, the Building and the Center, and all preliminary negotiations and agreements with respect to the Premises, the Building and the

Center, except those contained herein or therein, are superseded and of no further force or effect. No person, firm or corporation has had any authority from Landlord to make any representations or promises on behalf of Landlord, and Tenant agrees that if any such representations or promises have been made, Tenant waives all right to rely thereon. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statute, law, or custom to the contrary notwithstanding. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. No employee or agent of Landlord shall have authority, by letter, memorandum or other written communication, to amend, vary or delete any provision of this Lease. If any term or provision of this Lease the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected thereby and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Article 32.	WORK LETTER

          Landlord shall cause the interior of the Premises to be completed in accordance with the plans and specifications to be approved by both parties and upon the terms and conditions set forth in the Work Letter attached hereto as Exhibit “D” and Tenant agrees to perform all of its obligations therein at the times and in the manner therein provided.

Article 33.	RIGHT OF LANDLORD TO PERFORM

          All covenants and agreements to be performed by Tenant under the terms of this Lease shall be performed at Tenant’s sole cost and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable grace period set forth in Article 19, Landlord may, but shall not be obligated so to do, make any such payment or perform any such other act on Tenant’s part. Landlord’s election to make such payment or perform such act on Tenant’s part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the rate per annum determined pursuant to Article 34 from the date of such payment by Landlord, shall be payable by Tenant to Landlord on demand as additional rent.

Article 34.	LATE CHARGE AND INTEREST ON TENANT’S OBLIGATIONS

          Landlord and Tenant acknowledge that failure by Tenant to pay any amounts due hereunder when due shall cause Landlord to incur costs not otherwise provided for herein. Accordingly, Tenant shall pay to Landlord a late charge equal to the greater of 10% of the amount due and unpaid or $50.00 with respect to any payment due from Tenant hereunder not paid within ten (10) days after the date due. Landlord and Tenant acknowledge and agree that the late payment by Tenant of rent will cause Landlord to incur fees and costs which Landlord would not incur but for such late payment by Tenant. Accordingly, the late payment charge provided for herein is agreed to be reasonable liquidated damages to Landlord rather than a penalty to Tenant for such late payment. Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest from the due date until paid, at a rate equal to five points in excess of the discount rate of the Federal Reserve Bank of San Francisco to member banks as in effect at the date such obligation is due but not less than ten percent (10%) per annum. Payment of such late charge and such interest shall not excuse or cure any default by Tenant under this Lease.

Article 35.	PAYMENTS AND NOTICES

          All amounts payable by either party hereunder to the other shall be paid in lawful money of the United States to the party entitled to receive the same at its address set forth in the applicable Basic Lease Provision or at such other address as a party may designate by notice to the other pursuant to this Article. All amounts to be paid by Tenant shall be paid without deduction or offset. All notices which Landlord or Tenant may be required to serve on the other may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid and return receipt requested, addressed as set forth in the applicable Basic Lease Provision, or, after the Commencement Date, to Tenant at the Premises whether or not Tenant has departed from the Premises, or addressed to such other addresses as either party may from time to time designate to the other in writing. Service of any written notice hereunder shall be complete upon personal delivery or if deposited in the United States properly addressed and postage prepaid, on the date of receipt or refusal indicated on the return receipt. If more than one tenant is named in this Lease, service of any notice upon any one of said tenants shall be service upon all tenants. Notices may also be sent by reputable overnight courier and shall be effective on the date indicated on such courier’s delivery receipt.

Article 36.	ESTOPPEL CERTIFICATES

          36.1. Tenant agrees, from time to time upon not less than thirty (30) days prior notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, certifying that the same is in full force and effect as modified and stating the modifications), the dates to which the basic rent and additional rent have been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant or agreement contained in this Lease and, if so, specifying each such default of which the signer has knowledge and the accuracy of any other statements as to Tenant or this Lease included in such statement or certificate. Any such statement delivered may be relied upon by any prospective purchaser of Landlord’s interest in the Premises or any mortgagee thereof or any assignee of any mortgagee upon Landlord’s interest in the Premises.

          36.2. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord’s performance, (c) not more than one month’s rental has been paid in advance and (d) the other statements therein as to Tenant or this Lease are accurate.

          36.3. Without limiting the generality of Section 36.1, Tenant shall, at any time after the Commencement Date and upon written request by Landlord, (a) execute and deliver an estoppel certificate in favor of Landlord’s lender with respect to the Premises in substantially the form attached hereto as Exhibit “F” and (b) execute, acknowledge and deliver a subordination, non-disturbance and attornment agreement in favor of such lender in substantially the form attached hereto as Exhibit “G.” In each instance, Landlord shall complete all blanks in the respective document (using relevant information with respect to Tenant and this Lease), and Tenant shall retype the estoppel certificate on Tenant’s letterhead prior to execution. Tenant shall execute, acknowledge and return both such items to Landlord within twenty (20) days after Tenant’s receipt of such items from Landlord and failure to do so shall, upon notice of default and failure to cure within the time set forth in Article 19(d), constitute a default by Tenant pursuant to this Lease.

Article 37.	CENTER NAME AND ADDRESS

          Landlord may adopt any name it may select for the Center, and Landlord reserves the right at any time and from time to time to change the name and/or address of the Center and/or the Building. Tenant may use the name of the Center and/or Building as its advertised business address for its business in the Premises, but shall not use any such name for any other purpose. Tenant shall not acquire any property right in or to any such name or to any word combination which contains all or a part of such name as the result of such permitted use. Tenant shall not use the name of the Center and/or the Building, or any part thereof, at any other location (other than in an advertisement which lists Tenant’s business conducted at the Premises) or after the termination or expiration of this Lease.

Article 38.	BROKERS

          Landlord shall be responsible for a broker’s commission to the broker(s), if any, identified in the applicable Basic Lease Provision, payable only at such time, in such amount and upon such terms as Landlord and such broker may agree in writing. Except as to such broker’s commission, each party represents and warrants to the other that no broker’s fee, finder’s fee or other compensation of any kind is due to any person or entity in connection with this Lease. Each party shall defend, indemnify and hold the other harmless from and against all claims, causes of action and proceedings, and against all liabilities, costs (including attorneys’ fees and costs of defense), expenses and damages incurred or awarded therein, which may be instituted by any broker, agent or finder, claiming through, under or by reason of the conduct of the indemnifying party in connection with this Lease.

Article 39.	NON-DISCLOSURE OF LEASE TERMS

          The terms of this Lease are confidential and constitute proprietary information of Landlord and Tenant. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Center, and impair Landlord’s relationship with other Center tenants. Each of Landlord and Tenant agree that they, and their respective partners, officers, directors, employees and attorneys shall not disclose the terms of this Lease to any other person except as required by law or the operations of their respective businesses (such as to their lenders and accountants). Damages would be an inadequate remedy for the breach of this provision by either party, and each shall have the right to specific performance of this provision and to injunctive relief to prevent its breach or continued breach.

Article 40.	TENANT’S AUTHORITY

          Each individual executing this Lease on behalf of Tenant represents that the execution and delivery of this Lease on behalf of Tenant is duly authorized, in accordance with (if Tenant is a corporation) a duly adopted resolution of its Board of Directors or its By-laws, and that this Lease is binding upon Tenant in accordance with its terms. Tenant shall, if Tenant is a corporation, at execution of this Lease deliver to Landlord a certified copy of a resolution of its Board of Directors or Executive Committee authorizing or ratifying such execution.

Article 41.	NO OFFER; APPROVAL BY LENDER

          41.1. Neither the submission of this Lease to Tenant, nor execution and return to Landlord, shall create any interest of Tenant in the Premises or bind Landlord until Landlord executes and delivers this Lease to Tenant.

          41.2. The effectiveness of this Lease is subject to the review and approval of its terms and provisions by Landlord’s lender, Teachers Insurance and Annuity Association. If Teachers Insurance and Annuity Association does not approve this Lease, then this Lease shall be null and void and the parties shall have no further obligations hereunder.

Article 42.	INABILITY TO PERFORM

          This Lease and the obligations of Tenant hereunder shall not be affected, impaired or excused because Landlord is unable to fulfill any obligation hereunder or is delayed in doing so by reason of any cause beyond the reasonable control of Landlord. Nothing contained in this Lease shall be construed as abridging Landlord’s right to obtain specific performance of any covenant of Tenant contained herein.

Article 43.	COMMON FACILITIES

          43.1. Landlord shall, at Landlord’s cost, construct the Common Facilities (as defined in Exhibit “B”) of the Center. Landlord may construct the Center and the Common Facilities in phases or stages and not all Common Facilities of the Center may be constructed by the Commencement Date. Notwithstanding the foregoing, however, Landlord has constructed or shall construct prior to the Commencement Date such portions of the Common Facilities as shall be reasonably required (a) to provide ingress and egress to the Premises and the parking associated therewith from one or more public streets adjacent to the Center and (b) to provide to the Premises its Allocated Parking Spaces located within the Common Facilities pursuant to the “Parking Plan” attached hereto as Exhibit “H” and made a part hereof. Except as otherwise specifically provided herein, Landlord shall cause all “Common Facilities” to be constructed, operated, maintained, repaired, lighted, cleaned and equipped during the term of this Lease in such manner and at such times as Landlord determines to be appropriate.

          43.2. Provided such changes do not materially and adversely affect Tenant’s use of or access to the Premises, Landlord may make changes from time to time in the size, shape, location, and extent of the Common Facilities, which in Landlord’s sole discretion are desirable (including, but not limited to, the addition, elimination, location, or relocation of surface, underground, or multiple-deck parking areas, driveways, entrances, exits, landscaped, or prohibited areas, and the determination of direction and flow of traffic). No such change shall entitle Tenant to any abatement of rent except as provided below; provided, however, that Landlord shall make no changes in a manner that will unreasonably interfere with Tenant’s use of the Premises as permitted hereunder. Except as expressly provided in this Section, Landlord shall not be obligated to design, construct, install, or pay for any other improvements or assessments of any type or extent whatsoever. In the event of Landlord’s failure or inability to design, construct, and install such improvements in a timely manner, Tenant’s exclusive remedy shall be to abate payment of rent for a period of time commencing on the date by which Allocated Parking Spaces are required to be completed and continuing until that date on which the same are finally completed, but only if Tenant gives Landlord timely written notice setting forth the facts reasonably giving rise to such rent abatement. No such delay in completion of such improvements shall entitle Tenant to terminate this Lease.

          43.3. Use by Tenant of the Premises shall include the use of the Common Facilities in common with Landlord and with all others for whose use the same have been or hereafter may be provided by Landlord. Landlord may temporarily close any Common Facility for repairs or alterations, to prevent a public dedication thereof or the accrual of prescriptive rights therein, or for any other reason deemed sufficient by Landlord. Landlord shall have exclusive control of all Common Facilities and may at any time restrain any use thereof except as authorized by rules and regulations for the use of such areas established or amended by Landlord from time to time. Tenant shall keep all Common Facilities free and clear of any obstructions created or permitted by or resulting from Tenant’s operations. If in the opinion of Landlord unauthorized persons are improperly using any Common Facilities by reason of the presence of Tenant in the Center, then Tenant, upon demand, shall restrain such persons from such unauthorized use by taking all appropriate actions. Nothing herein shall affect the right of Landlord to remove any unauthorized person from the Common Facilities nor to prohibit the use of any Common Facilities by unauthorized persons.

          43.4. Tenant understands that Landlord, in its sole discretion, may:

               (a) Sell or otherwise transfer its interest in the Center, or any portion thereof, including without limitation, the Premises and the Common Facilities, to any entity which will assume Landlord’s obligations regarding the same under this Lease;

               (b) Form an association (“Association”) to which Tenant and/or subsequent lessees or purchasers must belong and assign the Common Facilities maintenance, operation, management, repair, replacement and cleaning (collectively “Maintenance”) obligations under this Lease to such Association. Any such Association shall have the power to enforce Common Facilities Maintenance charges through liens against Tenant’s leasehold interest in the Premises, which liens may be foreclosed upon pursuant to the terms of the Declaration;

               (c) Designate property to be included in or eliminate property from the Common Facilities of the Center; and

               (d) Use the common areas or Common Facilities of the Center while engaged in making alterations in or additions or repairs to the Center or the buildings therein.

          43.5. Tenant acknowledges that the Center is subject to the provisions of a certain Declaration as to Easements, Restrictions and Common Facility Provisions for Harbor Gateway Center dated July 31, 1981, executed by C. J. Segerstrom & Sons, a partnership, and recorded in the Office of the County Recorder of Orange County, California (the “Declaration”). This Lease and the rights and obligations of the parties with respect to the Common Facilities are subject to the provisions of the Declaration.

Article 44.	PARKING FACILITIES

          44.1. Landlord has constructed or shall construct for the use by Tenant within the Common Facilities that number of Allocated Parking Spaces set forth in the applicable Basic Lease Provision and as identified in the Parking Plan attached as Exhibit “H”. Such parking spaces may consist of surface parking area(s), spaces in a parking structure or other parking areas or any combination thereof. In no event shall Tenant, its agents, employees, customers and invitees utilize in the aggregate at any time a number of parking spaces in the Common Facilities in excess of that number of Allocated Parking Spaces set forth in the applicable Basic Lease

Provision. In addition to any other remedies granted to Landlord in this Lease or by law, upon default by Tenant under the terms of this Section 44.1, Landlord shall have the right to tow away any vehicles belonging to Tenant or Tenant’s agents, employees, customers or invitees as necessary to reduce the number of parking spaces used by Tenant and such persons to that number of Allocated Parking Spaces set forth in the applicable Basic Lease Provision. Upon request from Landlord, Tenant shall furnish Landlord with a list of its employees’ vehicle license numbers and shall thereafter notify Landlord of any change in such list within five (5) days after such change occurs.

          44.2. As used in this Article, the term “Parking Area” shall include all parking spaces in the Common Facilities. The Parking Area shall be used by Tenant in common with other persons to whom Landlord may grant a right of use and Tenant shall not have any reserved spaces in the Parking Area.

          44.3. All costs of cleaning, maintaining, operating, repairing, holding and making available the Parking Area shall be included within Common Facilities Expenses, as defined in Exhibit “B” and a portion thereof shall be included in Tenant’s Share as provided in Exhibit “B.”

          44.4. Landlord shall keep the Parking Area in a clean and orderly condition, properly lighted and landscaped, and shall repair any damage thereto. Nothing herein shall create liability upon Landlord for damage to motor vehicles of Tenant, its agents, employees, customers or invitees, or for loss of property from within such motor vehicles, unless caused by the negligence of Landlord, its agents or employees. Landlord may also establish, and from time to time change, alter and amend, and enforce against all users of the Parking Area such reasonable rules and regulations (including the exclusion of employee parking therefrom) as are deemed necessary for the efficient operation and maintenance of the Parking Area.

          44.5. Landlord shall at all times have exclusive control of the Parking Area, and may at any time exclude and restrain any person from use thereof, excepting, however, bona fide customers, patrons and service-suppliers of Tenant who use said area in accordance with any rules and regulations established by Landlord from time to time with respect thereto. The rights of Tenant referred to in this Article are subject to the rights of Landlord and the other tenants of the Center to use the same in common with Tenant, and it shall be the duty of Tenant to permit the use of any of said area only for normal parking and ingress and egress by its agents, employees, customers, patrons, service-suppliers or other invitees.

          44.6. Landlord shall have the right to designate portions of the Parking Area for “Visitor Only” parking or “Reserved” for a particular person or entity, and Tenant and its employees shall not park in any area so designated. Landlord may from time to time in its sole discretion change such designated areas upon reasonable advance written notice to Tenant. Tenant assumes responsibility for compliance by its agents and employees with the parking provisions contained herein. If Tenant’s agents or employees park in such designated parking areas, then Landlord may tow away any vehicles belonging to Tenant or Tenant’s employees parked in violation of these provisions, and/or attach violation stickers or notices to such vehicles. If Landlord elects, or is required by any governmental authority having jurisdiction, to limit or control parking in the Center, whether by validation of parking stickers, parking meters or any other method of assessment, or to undertake any program for bus, rapid transit, free or reduced cost transportation, Tenant agrees to participate in such validation, assessment or transportation program under such reasonable rules and regulations as are from time to time established by Landlord, all upon reasonable advance written notice to Tenant. Any net income derived from paid parking shall first be applied by Landlord to reduce the costs and expenses associated with the Common Facilities. Any such net income in excess of costs and expenses associated with the Common Facilities shall be the property of Landlord. Notwithstanding anything herein to the contrary, Landlord shall not designate parking spaces (for Visitor Only, Reserved or otherwise) in such manner as to deprive Tenant of the amount of parking to which Tenant is entitled hereunder.

          44.7. Landlord may authorize persons other than tenants of the Center, their agents, employees, customers and invitees to utilize the Parking Area; provided, however, that in no event shall the number of spaces available for Tenant be less than that number of Allocated Parking Spaces set forth in the Basic Lease Provisions. The terms of such usage shall be as determined by Landlord in its sole discretion and may include the right to use the Parking Area without charge.

          44.8. In no event shall Tenant, its employees or agents use an electric cart or any other vehicle in the Center, other than automobiles, without the prior written consent of Landlord thereto, which consent may be withheld by Landlord in its sole discretion.

          44.9 The Parking Plan attached as Exhibit “H” depicts certain areas of parking reserved exclusively for Tenant. Area A contains seven (7) standard stalls reserved exclusively for Tenant. Area B contains seventeen (17) standard stalls reserved exclusively for Tenant and two (2) handicap stalls which shall remain available for common use. The remainder of Tenant’s parking areas shall be provided in an “in-common” basis on the west side of the Premises in the area designated as C on the Parking Plan.

Article 45.	TRAFFIC AND ENERGY MANAGEMENT

          45.1. Landlord and Tenant agree to cooperate and use their best efforts to participate in governmentally mandated and voluntary traffic management programs generally applicable to businesses located in Costa Mesa, California or to the Center and, initially, shall encourage and support van and car pooling by employees and shall encourage and support staggered and flexible working hours for employees to the fullest extent permitted by the requirements of Tenant’s business. Neither this subsection nor any other provision of this Lease, however, is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

          45.2. Landlord and tenant agree to cooperate and use their best efforts to comply with any and all guidelines or controls imposed upon either Landlord or Tenant by federal or state governmental organizations or by any energy conservation association to which Landlord is a party concerning energy management.

          45.3. All costs, fees, assessments and other charges paid by Landlord to any government authority or voluntary association in connection with any program of the types described in this Article, all costs and fees paid by Landlord to any governmental authority or third party pursuant to or to effect such program and all costs associated with administration and management of such program or compliance therewith, shall be included in Total Operating Expenses for the purposes of Article 4, whether or not specifically listed in Exhibit “B.”

Article 46.	SIGNS

          Tenant shall erect, install and maintain only such signs as comply with and are approved by Landlord pursuant to Landlord’s sign program, a copy of which is attached to this Lease as Exhibit “E.”

Article 47.	MISCELLANEOUS

          47.1. No payment by Tenant of a lesser amount than the aggregate amount due at the date of such payment shall be other than on account of the oldest outstanding amount due, nor shall any endorsement or statement on any check or any letter accompanying any payment be deemed an accord and satisfaction. Landlord may accept such payment without prejudice to Landlord’s right to recover the balance due from Tenant or to pursue any other remedy available to Landlord.

          47.2. Each and every indemnification and hold harmless provision contained in this Lease shall survive the expiration or earlier termination of this Lease to and until the last to occur of (a) the last date permitted by law for the bringing of any claim or action with respect to which indemnification may be claimed under such provision or (b) the date on which any claim or action for which indemnification may be claimed under such provision is fully and finally resolved and, if applicable, paid in full. Payment shall not be a condition precedent to indemnification under any indemnification provision contained in this Lease.

          47.3. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

          47.4. Within ten (10) days after the last execution of this Lease Tenant shall by written notice to Landlord designate one individual employee or agent who shall be authorized to act on behalf of Tenant with respect to all matters pertaining to this Lease, including all matters provided for in the Work Letter. Landlord may treat any approval or consent given by such person as the approval or consent of Tenant. Tenant may, by written notice to Landlord, change its designated representative with respect to matters arising after the date of Landlord’s receipt of such notice.

          47.5. “Rentable Area” means:

               (a) With respect to Premises which constitute an entire building, the entire area bounded by the outside surfaces of the exterior walls of such building plus the entire area of any truck well(s) servicing the building.

               (b) With respect to Premises constituting less than an entire building, (i) the area included within the Premises, being the area bounded by the outside surfaces of exterior building walls, the exterior of all walls separating the Premises from any public corridors or other public areas and the centerline of all walls separating the Premises from other areas leased or to be leased to other tenants of such building and (ii) a pro rata portion of all areas of such building used for public areas or otherwise not leased or to be leased to tenants of such building, including a pro rata portion of the electrical room for the building and the truck well(s) servicing the building.

               (c) In calculating Rentable Area for any Premises and any building, there shall be no deductions for columns, structural portions of such building, vertical penetrations, lobbies, corridors, restrooms, mechanical rooms, electrical rooms, telephone closets or other features of such building required for the occupancy thereof. However, the Rentable Area of the electrical room for the building, although located in one suite, and the truck well(s) servicing the building shall be allocated, pro rata, to each suite based upon the respective Rentable Areas of the suites before giving effect to such prorations.

               (d) The Rentable Area contained within the Premises shall, subject to the provisions of Section 2.3, be the number of square feet set forth in the applicable item of the Basic Lease Provisions.

          47.6. All references to the terms “mortgage,” “trust deed” and “mortgagee” appearing in this Lease shall be deemed to mean “first mortgage,” first trust deed” and “first mortgagee,” wherever in this Lease or the Exhibits hereto such terms appear.

          47.7. Neither Tenant nor any other person or entity having any interest in the possession, use, occupancy or utilization of the Premises shall enter into any sublease, license, concession or other agreement for the use, occupancy or utilization of space in the Premises by any person or entity (“Subtenant”) which provides for rental or any other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by Subtenant from the portion of the Premises leased, used, occupied or utilized (other than an amount based upon a fixed percentage or percentages of receipts or sales). Any lease, sublease, license, concession or other agreement in violation of the foregoing covenant shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises. Tenant further covenants to use reasonable efforts to prevent any Subtenant from entering into an agreement of the type described in this Section with respect to the Premises or any part thereof.

          47.8. This lease and the exhibits hereto cover in full each and every agreement of every kind or nature whatsoever between the parties hereto concerning the Premises, the Building and the Center, and all preliminary negotiations and agreements of whatsoever kind with respect to the Premises, the Building or the Center, except as contained herein, are superseded and of no further force or effect. No verbal agreement or implied covenant shall be held to vary the provisions of this Lease, any statute or law or custom to the contrary notwithstanding. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. No employee or agent of Landlord shall have authority, by letter, memorandum or other written communication, to amend, vary or delete any provision of this Lease unless such written instrument bears the signature of two managing partners of Landlord.

          47.9. This Lease shall be governed by, and constructed in accordance with, the laws of the State of California.

          47.10. In no event shall the review, approval, inspection or examination by Landlord of any item to be reviewed, approved, inspected or examined by Landlord under the terms of this Lease be deemed to be an approval of, or representation or warranty as to, the adequacy, accuracy, sufficiency or soundness of any such item or the quality or suitability of such item for its intended use. Any such review, approval, inspection or examination by Landlord shall be for the sole purpose of protecting Landlord’s interest in the Premises, the Building and the Center under this Lease, and no third parties shall have any rights pursuant thereto. By its approval of any specifications, plans or drawings, Landlord assumes no liability or responsibility for any defect in any construction made pursuant thereto.

          47.11. If at any time prior to the Commencement Date (a) Tenant shall make any general assignment for the benefit of creditors, (b) there shall be filed by or against Tenant a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, (c) a trustee or receiver shall be appointed to take possession of substantially all Tenant’s assets or of Tenant’s interest in this Lease, (d) substantially all of Tenant’s assets or Tenant’s interest in this Lease shall be seized by attachment, execution or other judicial seizure, or (e) Tenant shall convene a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, then this Lease shall automatically be canceled and terminated and neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or by an order of any court shall be entitled to possession of the Premises. In such event Landlord, in addition to the other rights and remedies given in Section 20 hereof, may retain as damages any rent, security deposit or other monies received by it from Tenant or others on behalf of Tenant.

          47.12. In no event shall this Lease be assigned or assignable by operation of law, and in no event shall this Lease be an asset of Tenant in any receivership, bankruptcy, insolvency, or reorganization proceeding.

Article 48.	ADDENDUM

          The following provisions of this Article 48 shall be included in and form a part of this Lease and shall supersede and override any other provision in this Lease to the extent the same are inconsistent:

          48.1. Term. Notwithstanding anything to the contrary contained in this Lease, the term of this Lease shall be for ten (10) years and six and one-half (6 ½) months following the Commencement Date, subject to any earlier termination of this Lease pursuant to any provision hereof.

          48.2. Option to Extend. Provided that:

          (1) Tenant is not in default pursuant to this Lease beyond any notice and cure period, either at the date of exercise or the date when an Additional Term would otherwise commence; and

          (2) Tenant and/or an assignee and/or a subtenant(s) permitted pursuant to Section 48.6 without the consent of Landlord is then in possession of the entire then Premises, Tenant shall have the right (the “Option”) to extend the term of this Lease for the entire Premises for one (1) additional term of five (5) years (the “Additional Term”). In no event may the Option be exercised for less than the entire Premises. The Option and Additional Term shall be subject to and upon the following terms:

               (a) Such Option must be exercised, if at all, by written notice of exercise by Tenant to Landlord given not more than twelve (12) months and not less than nine (9) months prior to the expiration of the initial Lease Term.

               (b) If Tenant is not entitled to exercise the Option, or is entitled to exercise the Option but fails to timely and properly exercise, the Option shall lapse and thereafter not be exercisable by Tenant.

               (c) If Tenant is entitled to exercise the Option, and timely and properly does so, then the Additional Term shall be upon all of the terms and provisions of this Lease, except that:

                    (i) There shall be no further options to extend the term of this Lease beyond the Option set forth in this Section.

                    (ii) The Additional Term shall commence immediately upon the expiration of the initial term.

                    (iii) All provisions of this Lease relating to the abatement or partial abatement of Basic Rent or any other rental concession at the commencement of the term shall not apply during the Additional Term.

                    (iv) The provisions of Sections 2.1, 2.2, 2.3, 32, 38, 48.3, 48.4, 48.7 and 48.8 and all provisions as to the commencement of the Lease Term shall not be applicable with respect to the Additional Term.

                    (v) Basic Rent for the Additional Term shall be determined pursuant to the provisions of this paragraph.

                         (A) Within fifteen (15) days after Landlord’s receipt of Tenant’s notice of exercise, Landlord shall notify Tenant in writing of Landlord’s determination of the fair market Basic Rent for the Additional Term, as of the commencement of the Additional Term, including any periodic increases therein. Such fair market Basic Rent shall be determined by reference to the comparable spaces and the disproportionate weight factor identified in clause (C)(II) below. Within fifteen (15) business days after Tenant’s receipt of Landlord’s notice as to Landlord’s determination of the fair market Basic Rent for the Additional Term, Tenant shall approve or reasonably disapprove of Landlord’s determination by written notice to Landlord. Tenant’s failure to approve or reasonably disapprove of such determination in such manner and within such time shall be deemed approval thereof. If Tenant shall timely and properly accept such fair market Basic Rent, then such fair market Basic Rent rate, as determined by Landlord, including any periodic increases therein, shall be the Basic Rent for the Additional Term.

                         (B) In the event that Tenant reasonably disapproves of Landlord’s determination of the fair market Basic Rent rate for the Additional Term within the time and in the manner set forth in clause (A) above, then Landlord and Tenant shall meet (the “Meeting”) within fifteen (15) business days after the date of Tenant’s notice of reasonable disapproval pursuant to clause (A) above, and attempt to agree on the Basic Rent for the Additional Term, including any periodic increases therein. The parties shall exchange, in writing, their respective last, best and final offer to one another prior to the conclusion of the Meeting. In the event that Landlord and Tenant so agree, such agreement shall be reduced to writing, shall be executed by Landlord and Tenant, and shall be binding and conclusive upon them as to such determination. If Landlord and Tenant are unable to agree upon the Basic Rent for the Additional Term, including any periodic increases therein, then Tenant may within five (5) business days thereafter on written notice to Landlord either rescind its exercise of the Option, in which case it shall be of no further force or effect, or it may elect to initiate the resolution process described herein. A failure by Tenant to so elect shall be deemed a election to proceed with the resolution process. If Tenant gives written notice of its election to initiate the resolution process, then Landlord and Tenant shall each, by written notice to each other given within thirty (30) days after Tenant’s notice, select an independent real estate broker with at least five (5) years of experience in commercial brokerage for buildings comparable to the Building in the area of the Building to determine the fair market Basic Rent for the Additional Term. The fair market Basic Rent determined by the brokers who shall select either the fair market rental determined by Landlord or that determined by the Tenant and presented as their last, best and final offer pursuant to the Meeting and no other amount. Any discrepancies between the determinations of the two (2) brokers shall be resolved by the two (2) brokers and their resolution shall be binding on the parties hereto. If no such resolution is reached, then the two (2) brokers shall select a third broker of the same qualifications to determine the fair market Basic Rent for the Additional Term. In such event, the determination of the third broker shall be conclusive, however, in no event shall such determination be anything other than the fair market rental determined by Landlord or Tenant as their last, best and final offer pursuant to the Meeting and no other amount.

                         (C) For the purposes of this clause (v), the following shall pertain:

                              (I) If either party shall fail to designate its broker by written notice to the other party within the thirty (30) day period specified herein, then the broker timely selected by the other party shall be the sole broker and shall alone determine the fair market Basic Rent for the relevant Additional Term.

                              (II) Each broker hereunder shall supply his or her determination within thirty (30) days after his or her appointment, and such determination may be in the form of a letter or memorandum rather than in the form of a formal report or appraisal. Each broker shall make his or her determination based upon the rents for recent (i.e., within the last year) leases of comparable space in the Center and in other master-planned projects of comparable size, quality, location, improvements and with comparable parking in the Irvine Business Complex and South Coast Metro areas. Provided, however, that in making such determinations the brokers shall give disproportionate weight to rental data with respect to comparable space in the Center and shall take account of the fact that the Center, due to its unique attributes, may be able to command above-market rents.

                              (III) The third broker hereunder shall be appointed if the first two (2) brokers cannot agree as to the fair market Basic Rent for the Additional Term within forty-five (45) days after the appointment of the second broker.

                              (IV) If the two (2) brokers are unable to agree upon a third broker within fifteen (15) days after the expiration of the period specified in clause (III) above, or if neither party timely designates its initial broker, the third or sole broker shall be appointed by the Presiding Judge of the Orange County Superior Court or his or her designee upon application of either party. If neither party timely designates its broker, the fair market Basic Rent for the Additional Term shall be determined by a sole broker appointed as aforesaid.

                         (D) Notwithstanding anything herein to the contrary, in no event shall the initial Basic Rent during the Additional Term be less than the rate of Basic Rent payable by Tenant during the last year of the initial term. In addition, during the Additional Term, Tenant shall pay all additional rent payable under this Lease.

          48.3. Basic Annual Rent Abatement. Notwithstanding the provisions of Section 3.1, and provided Tenant is not in default of any provision of this Lease, Tenant shall not be required to pay Basic Annual Rent for the Initial Premises for the first six and one-half (6½) months following the Commencement Date (the “Initial Premises Abatement Period”). During the Initial Premises Abatement Period, Tenant shall pay all additional rent provided for in this Lease and perform and observe all other obligations of Tenant pursuant to this Lease, including but not limited to payment of all charges for utilities services used in the Initial Premises and separately billed to the Premises. Notwithstanding the provisions of Section 3.1, Tenant shall not be required to pay Basic Annual Rent, Additional Rent, Operating Expenses, charges for utility services or any other charges for the Additional Premises until January 1, 2009.

          48.4. Basic Annual Rent Increases. During the initial term of this Lease, Basic Annual Rent shall be increased in accordance with the following schedule:

Months of Initial Term	Basic Monthly Rent Per Rentable Square Foot

1-12	$1.12 (subject to Section 48.3)
13-24	$1.1536(subject to Section 48.3)
25-36	$1.1862
37-48	$1.2218
49-60	$1.2585
61-72	$1.2963
73-84	$1.3351
85-96	$1.3752
97-108	$1.4165
109-120	$1.4589
121-126.5	$1.5027

          48.5. Utilities/Janitorial. With respect to the Premises, Tenant shall be solely responsible to (i) contract for and pay for all interior janitorial services for the Premises and (ii) pay directly to the utility purveyors all charges for utilities services used in the Premises and separately billed to the Premises. Such responsibilities shall commence as of Tenant’s early occupancy of the Premises.

          48.6. Assignment and Subletting. Notwithstanding the provisions of Article 14:

               (a) For purposes of Section 14.4 of this Lease, the “rent” or “consideration” payable to Landlord in connection with an assignment or subletting of the Premises (or any portion thereof) shall be net of the transaction expenses of Tenant to effect such assignment or sublease. For the purposes of this provision, “transaction expenses” shall mean and include all out-of-pocket expenses incurred by Tenant to effect such transaction, including brokerage commissions, attorneys’ fees, reasonable costs of securing such subtenancy or assignment including marketing and advertising costs, tenant improvements, other consulting costs and out-of-pocket economic concessions granted by Tenant such as improvement allowances and lease takeover costs.

               (b) Tenant may, without the consent of Landlord, assign this Lease or sublet all or a portion of the Premises to a parent, subsidiary, subsidiary of a parent or a transferee who acquires all or substantially all of the stock of Tenant as constituted as of the date hereof, as long as the transaction is not entered into as a subterfuge to avoid the restrictions of this Lease. For the purposes of this subsection:

                         (A) Any such transaction described in this subsection is referred to herein as a “Permitted Transaction.”

                         (B) Sections 14.1 through 14.5 shall not apply to a Permitted Transaction.

                         (C) In connection with a Permitted Transaction, there shall be no change in the use of the Premises.

                         (D) Within fifteen (15) business days after the effective date of a Permitted Transaction, Tenant shall notify Landlord of the occurrence and effective date thereof, the name and notice address of the assignee or subtenant and the facts which constitute such transfer as a Permitted Transaction.

                         (E) Any changes in Tenant’s signage as the result of a Permitted Transaction shall be the sole responsibility of Tenant, both as to performance and payment of the costs thereof, shall comply with Exhibit “E” and shall be subject to the prior written approval of Landlord.

          48.7. Landlord’s Work. Notwithstanding anything to the contrary in Section 32 or Exhibit “D,” Landlord shall concurrently construct Tenant improvements to the entire Premises including the Initial Premises and the Additional Premises (“Landlord’s Work”) for Tenant’s use. Tenant shall have access to the Initial Premises only on the Commencement Date and Landlord shall not deliver possession of the Additional Premises until January 1, 2009. Landlord’s Work shall be in accordance with the following:

               (a) Landlord’s Work shall be designed by an architect or interior designer selected by Tenant, subject to Landlord’s reasonable approval (the “Designer”). Landlord approves H. Hendy & Associates.

               (b) Landlord’s Work shall be in accordance with the final space plan, which is attached as Exhibit “I”’ and which has been approved by Landlord, and with the Construction Documents and approved by Landlord and Tenant, which approval shall not be unreasonably withheld, and shall be deemed given unless a party shall disapprove by written notice to the other party and the Designer given within ten (10) days after receipt of the Construction Documents. Any notice of disapproval shall state with particularity the item(s) so disapproved. In the event of any such disapproval, the Designer shall revise the Construction Documents to meet such objections and resubmit the same for approval pursuant to this subsection. Failure of the Designer to complete its Construction Documents for the Initial

Premises by May 30, 2007 shall be deemed a Tenant Delay and the Commencement Date shall be that date on which the Commencement Date would have occurred but for such Tenant delay.

               (c) Promptly following approval of the Construction Documents (the “Approved Plans”), Landlord shall obtain bids for Landlord’s Work from three (3) licensed general contractors selected by Landlord and Tenant consisting of Co-well Contractors, Alton Builders and Casco Contractors. Landlord and Tenant shall mutually select the contractor whose bid provides for a complete Landlord’s Work in accordance with the Approved Plans. The contractor shall perform under a cost plus general conditions and fees/Guaranteed Maximum Price contract based on the fee structure provided and approved by Tenant and Landlord.

               (d) Landlord shall retain the contractor selected pursuant to subsection (c) to perform Landlord’s Work. Landlord shall cause such work to be diligently performed and to be completed by the Target Commencement Date or soon thereafter, as practicable.

               (e) The phrase “costs of Landlord’s Work” shall mean all out-of-pocket costs incurred by Landlord with respect to Landlord’s Work, including all planning, design and engineering fees and costs, costs and fees with respect to Tenant’s third-party project management team, the costs of obtaining all required governmental approvals and permits with respect to Landlord’s Work and all costs of construction and installation of Landlord’s Work, including purchase of materials and equipment and contractors’ fees, overhead, profit and general conditions. There shall be no administrative charge or fee by Landlord with respect to Landlord’s Work.

               (f) Landlord shall initially pay all costs of Landlord’s Work provided, however, in no event shall Landlord be obligated to make disbursements in a total amount which exceeds that portion of the costs of Landlord’s Work equal to the lesser of (i) the entire costs of Landlord’s Work and (ii) an amount equal to $25.00 per square foot of Rentable Area of the Premises (the Initial Premises and the Additional Premises). The Tenant Improvement Allowance shall be disbursed by Landlord directly to the contractor, subcontractor or vendor as designated in accordance with the construction contract (each of which disbursements shall be made pursuant to Landlord’s disbursement process). Promptly upon awarding the contract to the contractor pursuant to subsection (c), Landlord shall notify Tenant in writing of the total costs of Landlord’s Work and any portion thereof for which Tenant is responsible. If the total cost of the Tenant Improvements as set forth in the selected bid is greater than the Tenant Improvement Allowance, then Tenant shall be responsible for payment of such amount in excess of the Tenant Improvement Allowance and each payment made in relation to the costs of constructing the Tenant Improvements which is required after the Tenant Improvement Allowance has been fully expended shall be made by Tenant. Tenant shall pay to Landlord all Contractor invoices which apply to amounts in excess of the Tenant Improvement Allowance as incurred in the ordinary course of construction and in no event later than fifteen (15) days after receipt by Tenant of any such invoice whether from Contractor or Landlord. Landlord shall thereafter pay Contractor in accordance with the terms of the construction contract. In the event that, after the bid is accepted, any revisions, changes, or substitutions shall be made to the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall also be paid by Tenant. Within thirty (30) days after completion of Landlord’s Work, Landlord shall provide to Tenant a summary, in reasonable detail, of the final total costs of Landlord’s Work and any portion for which Tenant is responsible. Any additional amount owed by Tenant shall be paid, as additional rent, within fifteen (15) days after Tenant’s receipt of Landlord’s Summary. Any overpayment by Tenant shall be credited against the first rent payable by Tenant pursuant to this Lease.

          In addition to Landlord’s Work, Landlord shall, at Landlord’s sole cost, (A) perform any work necessary to cause the Premises (in shell condition) and associated Common Facilities to be ADA compliant (other than such work as is caused by and which is a part of the work on the Approved Plans), (B) install new roof-mounted package HVAC units with condensation lines, platforms, curbs and drops through the roof structure to service the Premises (at a capacity of one (1) ton per 400 square feet of the Premises) this work is to include required MEP and structural engineering drawings and related permits, (C) install main electrical switchgear to service the Premises (not including sub-panels or interior electrical distribution) which such electrical service shall be 800 amps, 277/480 volt, 3-phase, 4-wire power, including providing an (max) 800 amp feeder connection from the meter servicing the Premises to the Premises, (D) install a new roof structure and membrane, (E) new sanitary sewer line running east-west through the Premises, (F) new overhead fire sprinkler system, excluding drops based upon Tenant’s interior plan, (G) 2” water service stubbed into the southeast corner of the Premises, (H) separate conduit with pull strings for telephone and data stubbed into the Premises (and Landlord to remove all old phone equipment within the existing MPOE cabinet or expand the existing MPOE cabinet to allow space for Tenant’s equipment and secure access to the Tenant’s conduit from the adjacent tenant) and (I) new, ADA compliant perimeter sidewalks with ADA compliant handicap parking stalls based upon the existing location of entry/exit doors (collectively, the “Supplemental Building Work”). All such Supplemental Work has been completed as of the date hereof except item (B). All of such Supplemental Building Work shall be constructed as determined by Landlord’s in its discretion, by a contractor chosen by Landlord. In the event that Tenant requires additional HVAC capacity, Landlord shall cooperate with Tenant to obtain same, at no cost to Landlord. All HVAC work below the roof structure, including, but not limited to, ducting, thermostats and grills, shall not be included in the Supplemental Building Work.

          Landlord’s Work shall not include (1) telecommunications cabling for Tenant, (2) Tenant’s furniture, fixtures and equipment, (3) Tenant’s signage and (4) Tenant’s antennas pursuant to Section 48.10. All such items shall be the responsibility of Tenant, both as to performance and payment of the costs thereof.

          48.8. Lender Consent. Landlord shall, promptly upon the last execution of this Lease, submit a copy of this Lease to Landlord’s lender with a request for approval by such lender in writing. Promptly upon receipt of such written approval, Landlord shall supply a copy thereof to Tenant. Notwithstanding anything to the contrary herein, neither party shall be obligated to proceed pursuant to Section 48.7 until receipt of such approval. If Landlord’s lender declines to approve this Lease, Landlord shall promptly return to Tenant all money and other items deposited by Tenant with Landlord. In the event that Landlord has not received lender’s consent or disapproval by the time Tenant has received a building permit for installation of the Tenant Improvements and construction is otherwise ready to commence, such delay shall be a Landlord Delay and the Commencement Date shall be delayed one (1) day for each day that any such delay actually delays completion of the Tenant Improvements without need for overtime labor.

          48.9. Tenant’s Signage. Tenant shall be entitled to two (2) building and one (1) monument sign allocated to that portion of the 3535 Harbor Boulevard building occupied by Tenant. The monument sign will be shared with the other tenant of the Building, with each tenant being entitled to ½ of the monument on each side. All building and monument signage must (a) comply with the sign criteria for the Center set forth in Exhibit “E,” (b) comply with all applicable governmental requirements and (c) be approved in advance in writing by Landlord based upon sign drawings prepared by and submitted by Tenant. Tenant shall be permitted to incorporate its corporate logo into such signage provided such signage is approved by the City of Costa Mesa. In addition, Tenant shall be responsible, both as to performance and payment of the costs thereof, to:

                    (i) Obtain all governmental permits and approvals required with respect to Tenant’s signage;

                    (ii) Fabricate and install Tenant’s signage utilizing Tenant’s sign contractor (subject to Landlord’s reasonable approval) in coordination with the other tenant of the Building with each such tenant being responsible for one-half of the total cost of fabrication and installation;

                    (iii) Clean, maintain and repair and replace Tenant’s signage as necessary to maintain the same in a clean and good condition;

                    (iv) Remove and discard the same upon the expiration or any earlier termination of this Lease; and

                    (v) Repair any damage to the buildings and/or monument(s) occasioned by Tenant’s signage or removal thereof.

          48.10. Tenant’s Satellite Antenna. Tenant shall have the non-exclusive right to install on the roof of or near the Premises one or more satellite and/or microwave antennae as necessary for Tenant’s telecommunication needs (the “Antennae”). Such Antennae and all associated cabling (collectively, the “Equipment”) shall be subject to and in accordance with the following:

               (a) Tenant shall not be required to pay to Landlord any rent for the placement of such Equipment.

               (b) Tenant shall be solely responsible to purchase, install, maintain and repair the Equipment.

               (c) The specifications for and the locations of the Antennae (including all associated cabling) shall be as approved by Landlord. In addition, Landlord shall specify or approve the method of installation of the Equipment, including but not limited to all roof penetrations, if any. If deemed necessary by Landlord, Tenant shall be responsible to provide roof reinforcement or other supports as necessary to support or distribute the weight of the Antennae. Tenant shall retain Landlord’s roofer, Mesa Roofing (or such other vendor designated by Landlord), to do all roof work (including all roof penetrations) in connection with the Antennae to avoid loss of Landlord’s roof warranty. All required approvals by Landlord pursuant to this Section shall not be delayed or unreasonably withheld.

               (d) Any power required for the operation of the Equipment shall be supplied by Tenant from the Premises and shall be billed to Tenant on Tenant’s electrical meter for the Premises.

               (e) Tenant shall be responsible, at Tenant’s cost, to service, maintain, repair and replace the Equipment as required for the operation thereof. Landlord shall have absolutely no responsibility with respect to the Equipment, including no obligation to insure the same or to safeguard and protect the Equipment.

               (f) Tenant acknowledges that Landlord’s HVAC Units for the 3535 Harbor Boulevard building are located on the roof of the Building. Accordingly, access to the roof of the Building is strictly limited by Landlord. All access to the Building roof for Tenant, its employees, agents and contractors shall be obtained through Landlord’s Property Manager. All persons afforded access to the roof of the Building must comply with all reasonable guidelines and restrictions imposed by Landlord or its Property Manager.

               (g) All Antennae shall be either located so as not to be visible from the common areas of the Center or shall be appropriately screened as approved by Landlord, or as required by the City of Costa Mesa, to prevent such visibility.

               (h) The Equipment shall not interfere with the operation of any equipment or systems of Landlord or of any other occupant of the Center. In the event of any such interference, Tenant shall, promptly upon notice from Landlord, eliminate such interference.

               (i) Within ten (10) days after the expiration or any earlier termination of this Lease, Tenant shall remove the Equipment and repair any damage occasioned by such removal. Such repair shall include filling and patching all roof and wall penetrations to the reasonable satisfaction of Landlord. All such repair work shall be performed concurrently with such removal, shall be at the sole cost of Tenant, and shall be performed by Landlord’s roofing contractor.

          48.11. Hazardous Materials. To the best of Landlord’s current actual knowledge, without duty of further inquiry, no hazardous materials, as defined in Section 10.3, are located in, on or under the Premises. To the best of Landlord’s current actual knowledge, without duty of further inquiry no conditions as described in Section 10.4 currently exist within the Premises.

Exhibit “A”

PAYMENT AND ADJUSTMENT OF OPERATING EXPENSES

          1. “Total Operating Expenses” means, with respect to each lease year, the sum of (1) Landlord’s Building Operating Expenses for such lease year and (2) the Building Share of all Common Facilities Expenses for such lease year. The definitions, method of proration and method of adjustment of these expenses are as set forth in this Exhibit “B.”

          2. As used in this Exhibit “B,” the following terms have the following meanings:

               (a) “Building Operating Expenses” means the reasonable and customary aggregate expenses incurred by Landlord in the management, operation, maintenance and repair of the Building, all determined in accordance with sound management principles and generally accepted accounting practice on an accrual basis and the cost, as reasonably amortized by Landlord, with interest at the rate per annum determined pursuant to Article 34 on the unamortized amount, of (x) any capital improvements made after the Commencement Date which reduce other items of Building Operating Expenses, in an amount not to exceed such reduction for the relevant year and/or (y) any reasonably necessary capital repair and/or replacement. Building Operating Expenses shall include, but shall not be limited to:

                    (i) Wages, salaries, related fringe benefits, all employer taxes and insurance of all on-site employees engaged by Landlord in the operation and maintenance of the Building;

                    (ii) All supplies, materials and utilities used by Landlord in operation and maintenance of the Building;

                    (iii) Cost of replacement of equipment and all maintenance and service agreements on equipment located in or used to maintain the Building;

                    (iv) Cost of property and liability insurance, including earthquake, flood, terrorism and rental insurance, if carried by Landlord, applicable to the Building and Landlord’s personal property used in connection therewith, including the cost of funding all deductibles and insurance reserves;

                    (v) Cost of repairs and general maintenance of the Building;

                    (vi) Cost of all accounting, legal (excluding those recoverable pursuant to any attorneys’ fees provisions in any tenant’s lease) and other professional fees incurred in connection with the operation of the Building; and

                    (vii) An amount equal to fifteen percent (15%) of all such costs and expenses to cover Landlord’s overhead and administrative expenses with respect to the Building.

               (b) “Common Facilities” means all areas (and all improvements thereon) within the exterior boundaries of the Center which (i) are not now or hereafter held for exclusive use by Tenant, or any other tenant of the Center and (ii) are made available for the common use of Landlord, Tenant and other occupants and their respective employees and invitees in or around the Center. Common Facilities shall include, without limiting the generality of the foregoing, all parking areas, entrances, exits, landscaped and planted areas, retaining walls, irrigation systems and controllers, drains, sewers, lighting fixtures, wiring, electrical panels and automatic control systems, driveways, delivery passages, loading docks, sidewalks, stairways, ramps, open and enclosed courts and malls, central identification signs and structures designed for the use of all owners, occupants, employees and invitees and shall include any “greenbelt” or set back areas maintained by Landlord on any parcel leased for the exclusive use of a tenant. Common Facilities shall not include lobbies or other common areas within any building which is leased to one or more tenants but shall include any legal parcel which constitutes a portion of the Center and on which no buildings have been or may be constructed for occupancy.

               (c) “Common Facilities Expenses” means the reasonable and customary aggregate expenses incurred by Landlord in the management, operation, maintenance

EXHIBIT “B” PAGE 1

and repair of the Common Facilities, all determined in accordance with sound management principles and generally accepted accounting practice on an accrual basis and the cost, as reasonably amortized by Landlord, with interest at the rate per annum determined pursuant to Article 34 on the unamortized amount, of (x) any capital improvements to the Common Facilities made after the Commencement Date which reduce other items of Common Facilities Expenses, but in an amount not to exceed such reduction for the relevant lease year and/or (y) any reasonably necessary capital repair and/or replacement of the Common Facilities. Common Facilities Expenses shall include, but not be limited to:

                    (i) Expenses of the types specified in subparagraph (a) above but applicable to the Common Facilities;

                    (ii) Real property taxes as defined in Article 7 and all other taxes with respect to the Common Facilities;

                    (iii) Repaving, resurfacing, painting and striping, sweeping, trash removal and security with respect to the Common Facilities;

                    (iv) Advertising and similar expenses for the general promotion of the Center (but not including any advertising expenses incurred to procure tenants for vacant space); and

                    (v) An amount equal to fifteen percent (15%) of all such costs and expenses to cover Landlord’s overhead and administrative expenses with respect to the Common Facilities.

          3. For the purposes of this Exhibit “B,” the following shall pertain:

               (a) Neither Building Operating Expenses nor Common Facilities Expenses shall include the initial cost of construction of the Common Facilities (or any improvements thereto).

               (b) Neither Building Operating Expenses nor Common Facilities Expenses shall include expenses for which Landlord is indemnified (either by an insurer, condemnor, tenant or otherwise); expenses incurred in leasing or procuring tenants (including, without limitation, lease commissions, advertising expenses, and expenses of renovating space for tenants); rental under any ground or underlying lease or leases; wages, salaries or other compensation paid to any executive employees above the grade of property manager; or the cost of any work or service performed for or facilities furnished to a tenant at the tenant’s cost.

               (c) If any real property tax or other item of expense shall relate partly to any building occupied by one or more tenants in the Center and partly to the Common Facilities, such item of expense shall be allocated as between such building, on the one hand, and the Common Facilities, on the other hand, on such basis as Landlord determines to be reasonable under the circumstances.

               (d) Tenant’s Allocated Parking Spaces as set forth in the applicable Basic Lease Provision are those parking spaces allocated to Tenant and located within the Common Facilities. Allocated Parking Spaces for Tenant and for other tenants of the Building shall be as determined or redetermined from time to time by Landlord.

               (e) Building Operating Expenses for any year shall be extrapolated to reflect ninety-five percent (95%) occupancy of the Rentable Area of the Building, a full year of operation and a full year of occupancy by Tenant.

          4. Method of Proration

               (a) The “Building Share of Common Facilities Expenses” means:

                    (i) To and until completion of all Common Facilities for the Center the sum of:

                         (A) That portion of the costs and expenses applicable to the parking areas (and landscaping located therein) of the Center obtained by multiplying the

EXHIBIT “B” PAGE 2

total costs by a percentage obtained by dividing the Building’s Allocated Parking Spaces by the average number of Center spaces completed during the course of the lease year; and

                         (B) That portion of the costs and expenses applicable to the Common Facilities other than those in (A) above obtained by multiplying the total costs by a percentage obtained by dividing the Building’s Allocated Parking Spaces by the total parking spaces planned (whether or not then completed) for the Center as of the last day of a lease year.

                    (ii) From and after the completion of all Common Facilities for the Center that portion of the total Common Facilities Expenses for any lease year determined by multiplying such total by a percentage determined by dividing the Building’s Allocated Parking Spaces by the total parking spaces in the Center.

               (b) “Tenant’s Proportionate Share” is the Rentable Area of the Premises divided by the Rentable Area of the Building.

          5. Method of Adjustment.

          For each lease year, including the lease year in which the Commencement Date occurs, Tenant shall pay Tenant’s Proportionate Share of the Total Operating Expenses as follows:

               (a) During the first lease year, Tenant shall pay, in equal monthly installments in advance, on account of Tenant’s Proportionate Share of Total Operating Expenses, that amount set forth in the applicable Basic Lease Provision.

               (b) Prior to the commencement of each lease year subsequent to the first lease year, Landlord shall provide to Tenant a written estimate of Total Operating Expenses for such lease year and Tenant’s Proportionate Share thereof. Tenant shall pay during such lease year, in equal monthly installments in advance along with its monthly installments of basic rent pursuant to Article 3, the amount set forth on such written estimate.

          Within one hundred twenty (120) days after the end of each lease year, including the first lease year, Landlord shall provide to Tenant a statement in reasonable detail showing actual Total Operating Expenses for such lease year and Tenant’s Proportionate Share thereof. If the amount shown on such statement exceeds the estimated amount previously paid by Tenant with respect to such lease year, then Tenant shall pay such excess to Landlord within thirty (30) days after receipt of such statement. If the amount shown on such statement is less than the estimated amount previously paid by Tenant with respect to such lease year, such overpayment shall be credited by Landlord against the next amounts due from Tenant pursuant to this Lease. Any overpayment by Tenant with respect to the last lease year of the term shall be offset against any other amounts due from Tenant pursuant to this Lease and the balance shall be refunded to Tenant without interest along with Landlord’s statement pursuant to this subparagraph (c). The annual determination of Operating Expenses shall be made by Landlord and the fact that such Operating Expenses have in fact been incurred by Landlord shall be certified by a regionally recognized firm of certified public accountants designated by Landlord. A copy of Landlord’s determination and such certification shall be made available to Tenant upon request. If Landlord does not secure certification as provided above, then for a period of one (1) year following the receipt by Tenant of any statement from Landlord, in the event Tenant disputes the amount due as Tenant’s proportionate share of Operating Expenses, Tenant shall have the right, after reasonable notice and at reasonable times, to audit Landlord’s accounting records at Landlord’s office in Southern California for sole purpose of verifying the accuracy of each expense and the amount allocated to Tenant. Such audit shall be conducted by a regionally recognized public accountancy firm who is engaged on a non-contingency fee or “results” fee basis. No “forensic” accounting consultant shall be utilized at any time. If, after such audit, (i) Tenant continues to dispute the amount of its proportionate share of Operating Expenses and (ii) Landlord declines to make the adjustments requested by Tenant, Tenant may pursue its remedies at law or in equity. All reviews and/or audits shall utilize the Tenant’s Building Proportionate Share as designated in the Basic Lease Provisions. If the dispute resolution results in a finding that Landlord has overcharged Tenant for Tenant’s Proportionate Share of Operating Expenses by more than five percent (5%), Landlord shall pay the actual and reasonable costs of the audit. The results and content of all audits shall be held in strict confidence and Landlord may require that all persons

EXHIBIT “B” PAGE 3

and entities requesting access to the books and records execute a reasonable confidentiality agreement prior to Landlord granting access.

               (c) Any Total Operating Expenses for any partial lease year during the term shall be apportioned so that Tenant shall pay its Proportionate Share of only that portion of the Total Operating Expenses for such year as falls within the term. This provision shall survive the expiration or earlier termination of the term.

               (d) If any special assessment is included as part of real property taxes and such assessment may be paid in installments, Tenant shall be obligated to pay only Tenant’s Proportionate Share of the installments falling within the term whether or not Landlord pays such assessment in installments.

EXHIBIT “B” PAGE 4

HARBOR GATEWAY CENTER

RULES AND REGULATIONS

          The Premises are located within and constitute a part of an integrated, multi-use planned development being developed by Landlord as a high-quality business center. Consistent with such development, Landlord has adopted the following Rules and Regulations to preserve the high quality of the development and retains certain rights of approval, in its sole discretion, to preserve the aesthetic appearance, quality and value of the Center as a whole.

          1. Each tenant shall take all actions necessary to preserve the external appearance of his premises in a neat, clean and orderly condition and to prevent his operations from interfering with the use by other Center occupants of their respective premises. By way of illustration but not limitation of the foregoing:

               (a) Sidewalks, passages, paths, courts, and stairways exterior to any Premises shall not be obstructed or used other than for ingress and egress. All tenant vehicles and property shall be located within a building or within an approved exterior structure. No unauthorized tenant and no employees, agents or invitees of any tenant shall go upon the roof of any building without approval.

               (b) No trash shall be allowed to accumulate outside of a building, except in approved receptacles or screened enclosures.

               (c) No awnings or other projections shall be attached to the outside walls of any building without approval and no curtains, blinds, shades or screens shall be attached to or hung in any window or door of any premises without approval. All electrical ceiling fixtures hung along any perimeter of any premises bordered by windows must be fluorescent and of an approved quality, type, design and bulb color.

               (d) No sign, advertisement or notice shall be exhibited, painted or affixed on any part of, or so as to be seen from the outside of, any premises without approval.

               (e) Premises features which reflect or admit light and air shall not be covered or obstructed in any way.

               (f) No tenant shall mark, paint, drill into, or in any way deface any exterior part of any building.

               (g) No bicycles, motorbikes, mopeds, motor scooters, or motorcycles shall be stored outside of any building except in approved racks or other facilities.

               (h) No tenant shall permit any unusual or objectionable odor to permeate from any building or permit any noises which disturb or interfere with occupants of neighboring buildings or those having business with them whether from machinery, musical instruments, radios, photographs or other sources. No tenant shall throw anything out of doors, windows or skylights. No tenant shall perform any work activity out of doors. No tenant shall cook or otherwise prepare food out of doors.

               (i) All machinery which generates noise and/or vibrations shall be placed in approved settings to avoid damage to premises and creation of noise and vibrations in areas outside of premises.

               (j) All electric carts and other vehicles used on the Premises or in the Common Areas which are not designed for ordinary use on public streets and highways must be approved by Landlord. Landlord may condition its approval as it deems appropriate, and may in any case require that such vehicles be white and that they be supplied by Taylor-Dunn Manufacturing Company. Such vehicles are subject to all rules pertaining to auto safety contained herein or in any deed restrictions or easement agreements applicable to the Premises or pursuant to governmental regulation. All approvals required shall be by Landlord, must be in advance in writing and shall include appearance, location, quality, style and such other factors as Landlord deems relevant. No requirement of Landlord shall be held to be unreasonable or

EXHIBIT “C” PAGE 1

unenforceable because materials, methods of application or other requirements selected by Landlord may be more expensive or more onerous than alternative materials or methods of application which may be available to achieve the same objectives. Upon any violation of the foregoing provisions, Landlord may, if Tenant shall fail to do so within three (3) days after written notice from Landlord, remove any offending item without any liability, and may charge the expense incurred in removal (including the repair of any damage to any Premises caused thereby) to the tenant violating this rule.

               2. No flammable, combustible, explosive, caustic or poisonous fluids, chemicals or other substances shall be discarded in Center trash receptacles or enclosures or dumped into Center sewer or drain systems. All operations which emit gases, dust, smoke, particulates and other noxious substances shall be hooded, ventilated or otherwise conducted to prevent the escape of such substances from the building. Washing, draining, spraying and other operations involving use of any liquid shall be conducted to prevent runoff outside of any building and oozing or seepage into other portions of the Center.

               3. Each tenant shall obtain at its own expense and keep in its premises in a reasonably accessible place at least one ABC-type fire extinguisher in working condition.

               4. Landlord reserves the right to prohibit or impose conditions upon the installation in any premises of heavy objects which might overload the premises floors.

               5. Except as provided in this paragraph, canvassing, soliciting, peddling or selling products or services to tenants, their employees or visitors are expressly prohibited and each tenant shall cooperate with Landlord to prevent such practices. Tenants shall purchase spring water, ice, soft drinks, catering services, foodstuffs, janitorial services or maintenance services and other like products or services only from company(ies) or person(s) that comply with rules and regulations imposed by Landlord, including insurance requirements, reasonable fees, solicitation prohibitions, time, location and frequency limitations and equipment restrictions. Within ten (10) days after written request by Landlord, each tenant shall notify Landlord in writing of the names of those vendors providing goods and services to such tenant at its premises. Landlord shall not have a right of approval of such vendors but may exclude a particular company or person entirely and may exclude any person who appears to be intoxicated, under the influence of drugs or liquor or who violates these Rules. Landlord acknowledges that Tenant will frequently solicit delivery of catered food and drink items in the ordinary course of business to service it employees and business associates. Provided that such vendors comply with the reasonable rules and regulations imposed by Landlord from time to time, Landlord shall not preclude such deliveries.

               6. Landlord may prohibit advertising by any tenant which, in Landlord’s opinion, impairs the reputation of the Center, and upon written notice from Landlord any tenant shall discontinue such advertising.

               7. Employees of Landlord shall not perform any work outside of their regular duties except under special instructions from Landlord. Landlord will under no circumstances open any building for any tenant or its employees.

               8. Water and wash closets, plumbing fixtures, mirrors and partitions shall not be used for any purpose other than those for which constructed. No sweepings, rubbish, rags or other substances shall be thrown therein. All expenses of repair or replacement resulting from misuse shall be borne by the tenant who causes the same.

               9. No boring, cutting, stringing of wires, laying of linoleum or other similar floor coverings, or hanging of any objects or items from the ceiling or roof shall be permitted, except with the prior written consent of Landlord, and then only as Landlord may direct. The location of exterior telephone boxes, call boxes and other equipment affixed to any premises shall be subject to Landlord’s approval. Landlord will direct electricians as to where and how telephone or telegraph wires are to be introduced into any premises.

               10. No air conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord and all installations shall be as directed by Landlord.

EXHIBIT “C” PAGE 2

               11. In the event that any tenant shall change any lock or install any new lock on any exterior or interior door to or within his premises, such tenant shall immediately deliver a key to each such lock to Landlord. Landlord shall use such keys only for emergency entries and for such other purposes as are permitted by these Rules and Regulations and such tenant’s lease.

               12. A copy of these Rules and Regulations shall be attached to and form a part of each tenant lease in the Center. Landlord is not responsible to any person for non-observance or violation of these Rules by any tenant or other person. Each tenant is responsible for any loss or damage occasioned by any violation of these Rules by such tenant or by any employee, agent, visitor or invitee of such tenant.

               13. No waiver of any Rule by Landlord shall be effective unless in a writing signed by Landlord. Landlord may amend these Rules from time to time when desirable in Landlord’s judgment to preserve good order in the Center, for the convenience of tenants or visitors of the Center or to comply with any law or regulation now or hereafter in effect. Any amendment to these Rules shall be effective and binding upon each tenant upon delivery to such tenant of a copy thereof.

EXHIBIT “C” PAGE 3

WORK LETTER

          In connection with the Lease to which this work letter is attached, Landlord and Tenant agree as follows:

          1. The purpose of this work letter is to set forth the agreements of Landlord and Tenant covering construction of certain interior improvements to the Premises.

          2. Landlord and Tenant acknowledge that Landlord has previously completed interior improvements to the Premises. Landlord shall have no responsibility, either as to performance or payment of costs, for any additional improvements to the Premises, except as set forth in Section 48.7 of this Lease. Except as set forth therein, Tenant takes the Premises “AS IS”, with the exception of Landlord Work performed at Landlord’s sole cost as specified under section 48.7 and Landlord shall obtain appropriate warranties in favor of both Landlord and Tenant and any additional improvements to the Premises shall be the responsibility of Tenant and shall be subject to approval and performance in accordance with the provisions of the Lease and this work letter. In addition, Tenant shall:

               (a) Acquire Tenant’s sign from Tenant’s (subject to reasonable approval by Landlord) sign contractor at Tenant’s cost as described more fully in Exhibit “E” to this Lease.

               (b) Arrange for all utilities services with the companies supplying the same, including making all service deposits, arranging for all utilities to be turned on and arranging for installation of all telephones and telephone equipment in the Premises necessary to the conduct of Tenant’s business.

               (c) Provide such interior window coverings as may be required by Tenant, which window coverings shall be window coverings meeting Landlord’s approval; and

               (d) Obtain, deliver and install all necessary and desired furniture, business equipment and machinery, artwork and other similar items.

          3. If any alterations, additions or improvements are installed by Tenant, whether with respect to initial construction or later during the term of the Lease, such work shall be completed by Tenant in compliance with the following:

               (a) All such work shall be completed at Tenant’s sole cost and expense.

               (b) No such work shall proceed without Landlord’s prior written approval of (i) a certificate of insurance evidencing the insurance required to be carried by Tenant under Section 15.1 of the Lease, endorsed to show Landlord as an additional insured, (ii) detailed plans and specifications for such work completed by a certified architect approved by Landlord, and (iii) the licensed, and bondable contractor to perform such work.

               (c) All such work shall be done in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord before the work is commenced, and any work not acceptable to any governmental agency or department with jurisdiction, or not reasonably satisfactory to Landlord, shall be promptly replaced at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility therefor.

               (d) In connection with Tenant’s early access work, Tenant shall reimburse Landlord for any extra expense incurred by Landlord by reason of faulty work done by Tenant or by reason of delays caused by such work, or by reason of inadequate cleanup only after Tenant is provided with one (1) business days written notice and a reasonable opportunity to cure (not to exceed one additional business day).

               (e) Tenant, at Tenant’s cost, shall prepare or cause to be prepared and shall deliver to Landlord within thirty (30) days after completion of such work a detailed set of “as-built” plans and specifications reflecting the alterations, additions or improvements to the Premises installed by Tenant.

EXHIBIT “D” PAGE 1

          4. Notwithstanding anything to the contrary contained in Section 2.1 of the Lease, the Commencement Date shall be the Target Commencement Date specified in the applicable Basic Lease Provision. There shall be no delay or extension of the Commencement Date and Expiration Date of the Lease on account of any delay in performance or completion by Tenant of (i) any additional works of improvement in or to the Premises or (ii) any of the specific matters which are the responsibility of Tenant pursuant to paragraph 2 of this work letter.

          5. All costs payable by Tenant pursuant to paragraph 3(e) above shall be additional rent payable by Tenant pursuant to this Lease. All such additional rent shall be paid within thirty (30) days after Tenant’s receipt of Landlord’s invoice for such additional rent.

EXHIBIT “D” PAGE 2

TENANT SIGN PROGRAM — CRITERIA
RESEARCH AND DEVELOPMENT BUILDINGS

(i)	Purpose

The purpose of this Criteria is to insure a continuity in Graphic Elements throughout Harbor Gateway Business Center.

It is the intent of this Criteria to provide individual tenants maximum signing exposure, without visual clutter and in a manner that will enhance the overall image of the Center. It is not the intent of this Criteria to limit individual identity or corporate expression.

(ii)	General Conditions

	1.	Each tenant is responsible for providing his own sign at his own expense. Tenant to submit to the owner, for approval, two drawings to scale showing graphic layout and copy.

2.

Each tenant is also responsible for obtaining all required building permits and approvals from the City of Costa Mesa for any sign proposed. The Center sign Program has been preapproved by the City and the sign contractor will assist in this matter. (Tenant any receive assistance for any matter relating to signing from the designated sign contractor.)

	3.	These criteria will be strictly enforced and any sign not conforming will be brought into conformance or removed at the expense of the tenant.

	4.	All signs and their installations must comply with all applicable local building codes.

	5.	No additional advertisement or temporary banners, flags, painted window glass, or similar devices are permitted in the Center unless provided herein.

	6.	No animated, flashing or audible signs will be allowed.

7.

In the event that a tenant should terminate his occupancy he may remove the metal insert portion of his sign, (that portion which contains his personal graphics), however the wood portion of the sign is to remain in place and is considered a part of the building.

(iii)	Designated Sign Contractor

Tenant may use its own sign contractor subject to the reasonable approval of Landlord.

(iv)	Approvals

Every tenant sign must be submitted to Landlord for approval. The drawings to be submitted must clearly indicate sign size, letter size, color, construction material, location and sign message. Written approval must be obtained before fabrication and installation of any sign.

(v)	Tenant Sign Specification, Page 3. *

(vi)	Typical Sign Location, Page 7. *

(vii)	Secondary (Window) Signage, Page 8. *

* All dimensions set forth are maximum sizes permitted.

EXHIBIT “E” PAGE 1

STATEMENT OF TENANT IN RE: LEASE
[Tenant’s Letterhead]

Date

Teachers Insurance and Annuity
Association of America
730 Third Avenue
New York, New York 10017
Attn: ______________________________

	Re:	TIAA Appl. # AAA-1068
TIAA Mtge. #003695-01
Name of Project Harbor Gateway Business Center
Address (Including zip code)
Tenant’s Floor and Suite #

Ladies and Gentlemen:

          It is our understanding that you have placed a mortgage upon the subject premises and in connection therewith have required this certification of the undersigned.

          The undersigned, as lessee, under that certain lease dated ________, made with C.J. Segerstrom & Sons, as lessor, hereby ratifies said lease and certifies that:

1.	the “Commencement Date” of said Lease is_____________; and

2.	the undersigned is presently solvent and free from reorganization and/or bankruptcy and is in occupancy, open, and conducting business with the public in the premises; and

3.

the operation and use of the premises do not involve the generation, treatment, storage, disposal or release of a hazardous substance or a solid waste into the environment other than to the extent necessary to conduct its ordinary course of business in the premises and in accordance with applicable environmental laws, and that the Premises are being operated in accordance with all applicable environmental laws, zoning ordinances and building codes; and

4.	the current Base Rent payable pursuant to the terms of said lease is $_______ per annum; and further, additional rental pursuant to said lease is payable as follows: ______________________; and

5.

said lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (except by agreement(s) dated __________), and neither party thereto is in default thereunder; and

6.	the lease described above represents the entire agreement between the parties as to the leasing of the premises; and

7.	the term of said lease expires on _______________; and

8.	all conditions under said lease to be performed by the lessor have been satisfied, including, without limitation, all co-tenancy requirements thereunder, if any; and

9.	all required contributions by lessor to lessee on account of lessee’s improvements have been received; and

10.	on this date there are no existing defenses or offsets, claims or counterclaims which the undersigned has against the enforcement of said lease by the lessor; and

11.	no rental has been paid in advance and no security (except the security deposit in the amount of $__________) has been deposited with lessor; and

12.	lessee’s Rentable Area is _____________ square feet; and

EXHIBIT “F” PAGE 1

13.

the most recent payment of current Basic Rent was for the payment due on __________________, 20 ______, and all Basic Rent and additional rental payable pursuant to the terms of the lease have been paid up to said date; and

14.

the undersigned acknowledges notice that lessor’s interest under the lease and the rent and all other sums due thereunder have been assigned to you as part of the security for a mortgage loan by you to lessor. In the event that Teachers Insurance and Annuity Association of America, as lender, notifies the undersigned of a default under the mortgage and demands that the undersigned pay its rent and all other sums due under the lease to lender, lessee agrees that it shall pay its rent and all such other sums to lender.

Very truly yours,

(Lessee)
By:

Its:

EXHIBIT “F” PAGE 2

RECORDING REQUESTED BY
AND MAILED TO:

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

          THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation with offices at 730 Third Avenue, New York, New York 10017 (“Lender”) and _____________, a [an] [individual] name/of/state [corporation] [limited liability company] [general partnership] [limited partnership] [d/b/a/ ] with its principal place of business at ___________ (“Tenant”).

          A. Lender has made a loan (together with all advances and increases, the “Loan”) to C.J. SEGERSTROM & SONS, a California general partnership (“Borrower”).

          B. Borrower, as landlord, and Tenant have entered into a lease dated ____________ as amended by amendments dated _______________ (the “Lease”) which leased to Tenant Suite No. _____________, ______________ (the “Leased Space”) located in the Property (defined below).

          C. The Loan is secured by the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement recorded in the official records of the County of Orange, State of California (together with all advances, increases, amendments or consolidations, the “Mortgage”) and the Assignment of Leases and Rents recorded in such official records (together with all amendments or consolidations, the “Assignment”), assigning to Lender the Lease and all rent, additional rent and other sums payable by Tenant under the Lease (the “Rent”).

          D. The Mortgage encumbers the real property, improvements and fixtures located in the City of Costa Mesa, County of Orange, State of California, commonly known as Harbor Gateway Business Center, and described on Exhibit “A” (the “Property”).

          IN CONSIDERATION of the mutual agreements contained in this Agreement, Lender and Tenant agree as follows:

          1. The Lease and all of Tenant’s rights under the Lease are and will remain subject and subordinate to the lien of the Mortgage and all of Lender’s rights under the Mortgage and Tenant will not subordinate the Lease to any other lien against the Property without Lender’s prior written consent.

          2. This Agreement constitutes notice to Tenant of the Mortgage and the Assignment and, upon receipt of notice from Lender, Tenant will pay the Rent as and when due under the Lease to Lender and the payments will be credited against the Rent due under the Lease.

          3. Tenant does not have and will not acquire any right or option to purchase any portion of or interest in the Property.

          4. Tenant and Lender agree that if Lender exercises its remedies under the Mortgage or the Assignment and if Tenant is not then in default under this Agreement and if Tenant is not then in default beyond any applicable grace and cure periods under the Lease:

EXHIBIT “G” PAGE 1

          (a) Lender will not name Tenant as a party to any judicial or non-judicial foreclosure or other proceeding to enforce the Mortgage unless joinder is required under applicable law but in such case Lender will not seek affirmative relief against Tenant, the Lease will not be terminated, and Tenant’s possession of the Leased Space will not be disturbed;

          (b) If Lender or any other entity (a “Successor Landlord”) acquires the Property through foreclosure, by other proceeding to enforce the Mortgage or by deed-in-lieu of foreclosure (a “Foreclosure”), Tenant’s possession of the Leased Space will not be disturbed and the Lease will continue in full force and effect between Successor Landlord and Tenant; and

          (c) If, notwithstanding the foregoing, the Lease is terminated as a result of a Foreclosure, a lease between Successor Landlord and Tenant will be deemed created, with no further instrument required, on the same terms as the Lease except that the term of the replacement lease will be the then unexpired term of the Lease. Successor Landlord and Tenant will execute a replacement lease at the request of either.

          5. Upon Foreclosure, Tenant will recognize and attorn to Successor Landlord as the landlord under the Lease for the balance of the term. Tenant’s attornment will be self-operative with no further instrument required to effectuate the attornment except that at Successor Landlord’s request, Tenant will execute instruments reasonably satisfactory to Successor Landlord confirming the attornment.

          6. Successor Landlord will not be:

          (a) liable for any act or omission of any prior landlord under the Lease occurring before the date of the Foreclosure except for repair and maintenance obligations of a continuing nature imposed on the landlord under the Lease;

          (b) required to credit Tenant with any Rent paid more than one month in advance or for any security deposit unless such Rent or security deposit has been received by Successor Landlord;

          (c) bound by any amendment, renewal or extension of the Lease that is inconsistent with the terms of this Agreement or is not in writing and signed both by Tenant and landlord;

          (d) bound by any reduction of the Rent unless the reduction is in connection with an extension or renewal of the Lease at prevailing market terms or was made with Lender’s prior written consent;

          (e) bound by any reduction of the term1 of the Lease or any termination, cancellation or surrender of the Lease unless the reduction, termination, cancellation or surrendered occurred during the last 6 months of the term or was made with Lender’s prior written consent;

          (f) bound by any amendment, renewal or extension of the Lease entered into without Lender’s prior written consent if the Leased Space represents 50% or more of the net rentable area of the building in which the Leased Space is located;

          (g) subject to any credits, offsets, claims, counterclaims or defenses that Tenant may have that arose prior to the date of the Foreclosure or liable for any damages Tenant may suffer as a result of any misrepresentation, breach of warranty or any act of or failure to act by any party other than Successor Landlord;

          (h) bound by any obligation to make improvements to the Property, including the Leased Space, to make any payment or give any credit or allowance to Tenant provided for in the Lease or to pay any leasing commissions arising out of the Lease, except that Successor Landlord will be:

[1]	For purposes of this subparagraph “the term of the Lease” includes any renewal term after the right to renew has been exercised.

EXHIBIT “G” PAGE 2

               (i) bound by any such obligations provided for in the Lender approved form lease;

               (ii) bound by any such obligations if the overall economic terms of the Lease (including the economic terms of any renewal options) represented market terms for similar space in properties comparable to the Property when the Lease was executed; and

               (iii) bound to comply with the casualty and condemnation restoration provisions included in the Lease provided that Successor Landlord receives the insurance or condemnation proceeds; or

          (i) liable for obligations under the Lease with respect to any off-site property or facilities for the use of Tenant (such as off-site leased space or parking) unless Successor Landlord acquires in the Foreclosure the right, title or interest to the off-site property.

          7. Lender will have the right, but not the obligation, to cure any default by Borrower, as landlord, under the Lease. Tenant will notify Lender of any default that would entitle Tenant to terminate the Lease or abate the Rent and any notice of termination or abatement will not be effective unless Tenant has so notified Lender of the default and Lender has had a 30-day cure period (or such longer period as may be necessary if the default is not susceptible to cure within 30 days) commencing on the latest to occur of the date on which (i) Landlord’s cure period under the Lease expires; (ii) Lender receives the notice required by this paragraph; and (iii) Successor Landlord obtains possession of the Property if the default is not susceptible to cure without possession.

          8. All notices, requests or consents required or permitted to be given under this Agreement must be in writing and sent by certified mail, return receipt requested or by nationally recognized overnight delivery service providing evidence of the date of delivery, with all charges prepaid, addressed to the appropriate party at the address set forth above.

          9. Any claim by Tenant against Successor Landlord under the Lease or this Agreement will be satisfied solely out of Successor Landlord’s interest in the Property and Tenant will not seek recovery against or out of any other assets of Successor Landlord. Successor Landlord will have no liability or responsibility for any obligations under the Lease that arise subsequent to any transfer of the Property by Successor Landlord.

          10. This Agreement is governed by and will be construed in accordance with the laws of the state in which the Property is located.

          11. Lender and Tenant waive trial by jury in any proceeding brought by, or counterclaim asserted by, Lender or Tenant relating to this Agreement.

          12. If there is a conflict between the terms of the Lease and this Agreement, the terms of this Agreement will prevail as between Successor Landlord and Tenant.

          13. This Agreement binds and inures to the benefit of Lender and Tenant and their respective successors, assigns, heirs, administrators, executors, agents and representatives.

          14. This Agreement contains the entire agreement between Lender and Tenant with respect to the subject matter of this Agreement, may be executed in counterparts that together constitute a single document and may be amended only by a writing signed by Lender and Tenant.

          15. Tenant certifies that: the Lease represents the entire agreement between the landlord under the Lease and Tenant regarding the Leased Space; the Lease is in full force and effect; neither party is in default under the Lease beyond any applicable grace and cure periods and no event has occurred which with the giving of notice or passage of time would constitute a default under the Lease; Tenant has entered into occupancy and is open and conducting business in the Leased Space; and all conditions to be performed to date by the landlord under the Lease have been satisfied.

EXHIBIT “G” PAGE 3

          IN WITNESS WHEREOF, Lender and Tenant have executed and delivered this Agreement as of _____________, 20 _____.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation

By:

Name:

Title:

Insert Name of Tenant ,
a [an] [individual] _ [corporation] [limited
liability company] [general partnership] [limited
partnership] [d/b/a/_]

By:

Name:

Title:

EXHIBIT “G” PAGE 4

State of ______________	)
) ss.
County of ____________	)

           On ____________________________, 2003, before me, _________________, Notary Public, personally appeared ________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

           WITNESS my hand and official seal.

Signature _________________________________

State of ______________	)
) ss.
County of ____________	)

           On ____________________________, 2003, before me, _________________, Notary Public, personally appeared __________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

           WITNESS my hand and official seal.

Signature

EXHIBIT “G” PAGE 5

EXHIBIT A

Property Description

EXHIBIT A TO EXHIBIT “G” PAGE 1

EXHIBIT “H”

PARKING PLAN

EXHIBIT “H”

          Exhibit “I”
Approved Space Plan